As filed with the Securities and Exchange Commission on June 22, 2005

File No. 333-86802

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SMTC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	98-0197680
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

635 Hood Road

Markham, Ontario

Canada L3R 4N6

(905) 479-1810

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John E. Caldwell

President

SMTC Corporation

635 Hood Road

Markham, Ontario

Canada L3R 4N6

(905) 479-1810

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Alfred O. Rose, Esq.

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

(617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	109,442	$1.00	$109,442	$12.88

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices as reported on the Nasdaq National Market on June 21, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

DATED JUNE 22, 2005

PROSPECTUS

109,422 Shares

SMTC CORPORATION

Common Stock

The shares of our common stock offered by this prospectus will be issued in exchange for exchangeable shares of SMTC Corporation of Canada, or SMTC Canada, one of our subsidiaries. We are bearing the expenses of registration of the shares in this prospectus.

Our shares of common stock have been approved for quotation on the NASDAQ National Market (“Nasdaq”) under the symbol “SMTX”. The exchangeable shares are traded on the Toronto Stock Exchange under the symbol “SMX”. On June 21, 2005 the closing sale price of the common stock on Nasdaq was $0.96 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2005.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to exchange exchangeable shares of SMTC Canada for shares of our common stock only in jurisdictions where such exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

SUMMARY

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under “Risk Factors” and elsewhere in this prospectus.

SMTC Corporation

SMTC Corporation (“We” or “SMTC” or the “Company”) provides advanced electronics manufacturing services, or EMS, to original equipment manufacturers, or OEMs, primarily in the industrial, enterprise computing and networking, and communications market segments. We currently service our customers through five manufacturing and technology centers strategically located in key technology and cost-effective corridors in the United States, Canada and Mexico. Our full range of value-added supply chain services include product design, procurement, prototyping, cable and harness interconnect, high precision enclosures, printed circuit board assembly, test, final system build, comprehensive supply chain management, packaging, global distribution and after-sales support.

We have customer relationships with industry leading OEMs such as EMC² and Ingenico. We developed these relationships by capitalizing on the continuing trend of OEMs to outsource manufacturing services, to consolidate their supply base and to form long-term strategic partnerships with selected high quality EMS providers. We work closely with and are highly responsive to our customers throughout the design, manufacturing and distribution process, providing value-added services that allow our customers to focus on their core competencies of sales, marketing and research and development. We seek to grow our business through the addition of new, high quality customers and the expansion of our activity with existing customers.

Our company’s present corporate structure resulted from the July 1999 combination of Surface Mount and HTM in a transaction accounted for under the purchase method of accounting as the acquisition of Surface Mount by HTM. Subsequent to the combination, all of Surface Mount’s operating subsidiaries, other than SMTC Canada, SMTC Manufacturing Corporation of Ireland Limited, SMTC Teoranta, SMTC R&D Teoranta and Qualtron, Inc., have become subsidiaries of HTM.

SMTC Capabilities and Performance

SMTC has developed and implemented unique operating models and management systems to offer greater customer responsiveness, efficiency, flexibility and cost effectiveness. The goal is to provide a higher level of accountability to customers and an enhanced capability to exceed their expectations. Our customers benefit from the following capabilities and performance:

Performance. SMTC defines its performance by the standards and performance metrics of its customers. We bring a strong record of quality and one time delivery at a highly competitive cost.

Understanding the Customer. A hallmark of SMTC’s customer partnership model is to maintain a detailed understanding of its customers’ businesses including key goals, strategies and manufacturing requirements. We pride ourselves in working closely with our customers at all organizational levels to respond quickly and effectively to changing conditions allowing our customers to capitalize on opportunities.

Operational Footprint. SMTC’s full range of capabilities and operational footprint are well suited for highly cost competitive medium volume and high mix manufacturing.

Capacity and Scalability. SMTC’s approach to capacity planning and scalability is to retain a large footprint in key locations, configured with a capital equipment base that can quickly be adjusted and optimized through variability in shift labor. This allows us to expand rapidly in a cost effective manner to meet changes in customer demand.

Consistent Manufacturing Methods. All of SMTC’s sites operate under the same model with identical systems, processes and equipment. This enables customers to seamlessly transfer their production to alternative sites to reduce costs and respond to shifts in demand.

Commodity Management. SMTC’s Commodity Management Group provides customers with product life cycle analysis identifying high risk components due to obsolescence or technology upgrades and provides recommendations to maintain a continuous production flow.

Automated Management Methods and Tools. SMTC has a web-based system through which it can communicate, collaborate and plan throughout the entire supply chain in real-time with its customers and suppliers. This system accelerates the timeliness and effectiveness of decision making and the efficiency and flexibility with which SMTC can respond to customers experiencing unexpected market fluctuations. SMTC employs state of the art quality assurance systems, manufacturing process planning and continuous improvement methodologies.

Supply Chain Management. SMTC works with its customers to establish customized inventory, logistics and distribution services to ensure that any unique delivery requirements are met. These systems focus on minimizing the risk of inventory shortfalls or excesses and improve overall cost effectiveness.

SMTC Strategy

Our objective is to create increasing long term value to our stockholders through restoration of sustained profitability and growth. A cornerstone to SMTC’s strategy is to provide OEM customers worldwide a complete EMS solution, offering the advantages of electronics outsourcing, such as access to advanced manufacturing technologies, reduced costs and faster time-to-market. Our key strategies include:

Provide Outstanding Customer Service and Performance. Customer retention and acquisition require solid day-in day-out operational performance that provides customers with high quality manufacturing and systems integration services and on-time delivery at a competitive price. Key competitive differentiators include high customer responsiveness and flexibility, a strong customer partnership model and direct senior management involvement. We define our mission as acting as a true partner with our customers, and we take a thoughtful, strategic approach to understanding each customer’s goals, strategies, operations and products to provide a better overall service. SMTC’s senior executive team is involved in all stages with our customers, from objective setting, transition planning, implementation and program monitoring.

Focus on Well Defined Customer Markets. SMTC focuses on specific customer sectors that align well with the Company’s capabilities. Customers with unique medium volume to high mix production requirements with a need for a high level of responsiveness to changing market demands are particularly well suited for SMTC’s capabilities.

Provide Advanced Technological Capabilities and Comprehensive Service Offerings. We remain committed to enhancing our capabilities and value-added services to become an integral part of our customers’ operations. Through our investment in leading-edge assembly and logistics technologies, as well as our investment in design, engineering and test capabilities, we are able to supply our customers a variety of advanced design and manufacturing solutions. These capabilities include micro ball grid arrays, complex circuitry layouts, manufacturing and testing of wireless products and manufacturing of ethernet cards, among others. Additionally, building on our integrated engineering and manufacturing capabilities, we provide our customers with services ranging from initial product design and prototype production to final product assembly, test and distribution directly to our and their customers. We believe that this provides greater control over quality, delivery and costs and enables us to offer our customers a complete, end-to-end solution that is cost effective.

Maintain a Competitive, Scalable Cost Structure. We maintain a competitive cost structure that not only delivers highly competitive pricing to customers but also is both variable and scalable as market conditions dictate. We strive to improve profitability through tight cost containment measures, performance excellence, leveraging fixed costs and increased capacity utilization.

Address

SMTC Corporation is a Delaware corporation incorporated in 1998. Our principal executive office is located at 635 Hood Road, Markham, Ontario, Canada L3R 4N6 and our telephone number is (905) 479-1810. We maintain a website on the Internet at www.smtc.com. Our website, and the information contained therein, is not a part of this prospectus.

The Offering

Common Stock offered by SMTC in exchange for the outstanding exchangeable shares of SMTC Canada	109,442 shares

Use of proceeds	SMTC will not receive any proceeds from the exchange of the exchangeable shares of SMTC Canada into shares of common stock.

Nasdaq National Market symbol for common stock	SMTX

Exchange Procedure

Holders of exchangeable shares may initiate the exchange of their exchangeable shares for common stock by exercising their retraction rights. The retraction right is exercised by presenting to SMTC Canada or to CIBC Mellon Trust Company, as trustee, (i) a certificate or certificates representing the number of exchangeable shares the holder desires to retract; (ii) a duly executed retraction request indicating the number of exchangeable shares the holder desires to retract and the retraction date; and (iii) such other documents as may be required to effect the retraction of the retracted exchangeable shares. A holder wishing to exercise the retraction right must present these documents to SMTC Canada or to the trustee at least 10 business days prior to the retraction date specified in the retraction request. The retraction rights of holders of exchangeable shares and the retraction procedure are described in greater detail under “Certain Details of the Exchangeable Shares.”

FORWARD-LOOKING STATEMENTS

A number of the matters and subject areas discussed in this Prospectus are forward-looking in nature. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally; these expectations may differ materially from SMTC’s actual future experience involving any one or more of such matters and subject areas. SMTC cautions readers that all statements other than statements of historical facts included in or incorporated by reference in this Prospectus regarding SMTC’s financial position and business strategy may constitute forward-looking statements. All of these forward-looking statements are based upon estimates and assumptions made by SMTC’s management, which although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed on such estimates and statements. No assurance can be given that any of such estimates or statements will be realized, and it is likely that actual results will differ materially from those contemplated by such forward-looking statements. Factors that may cause such differences include: (1) increased competition; (2) increased costs; (3) the inability to implement our business plan and maintain covenant compliance under our credit agreements; (4) the loss or retirement of key members of management; (5) increases in SMTC’s cost of borrowings or lack of availability of additional debt or equity capital on terms considered reasonable by management; (6) adverse state, provincial, federal or foreign legislation or regulation or adverse determinations by regulators; (7) changes in general economic conditions in the markets in which SMTC may compete and fluctuations in demand in the electronics industry; (8) the inability to manage inventory levels efficiently in light of changes in market conditions; (9) the inability to sustain historical margins as the industry develops; and (10) our ability to maintain compliance with requirements for listing on the Nasdaq National Market. SMTC has attempted to identify certain of the factors that it currently believes may cause actual future experiences to differ from SMTC’s current expectations regarding the relevant matter or subject area. In addition to the items specifically discussed in the foregoing, SMTC’s business and results of operations are subject to the risks and uncertainties described under the heading “Risk Factors” below and in the documents incorporated in this Prospectus by reference. The operations and results of SMTC’s business may also be subject to the effect of other risks and uncertainties. Such risks and uncertainties include, but are not limited to, items described from time to time in SMTC’s reports filed with the Securities and Exchange Commission.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We are exposed to general economic conditions, which could have a material adverse impact on our business, operating results and financial condition.

As a result of recent unfavorable economic conditions, reduced capital spending and changes in our customers’ manufacturing requirements, our sales have declined during fiscal years 2002 to 2004 and in the first quarter of 2005. In particular, sales to OEMs in the telecommunications and enterprise computing and networking industries worldwide were impacted during 2003. If general economic conditions worsen or fail to improve, we may experience a material adverse impact on our business, operating results and financial condition.

A majority of our revenue comes from a small number of customers; if we lose any of our larger customers, our revenue could decline significantly.

We operate in a highly competitive and dynamic marketplace in which current and prospective customers often seek to lower their costs through a competitive bidding process among EMS providers. This process creates an opportunity to increase revenue to the extent we are successful in the bidding process, however, there is also the potential for revenue decline to the extent we are unsuccessful in the process. Furthermore, even if we are successful, there is the potential for our margins to decrease.

Our largest three customers were EMC², Mars Electronics and Ingenico, which represented approximately 22.6%, 14.1% and 10.1%, respectively, of our total revenue for the first quarter of 2005. Our top ten largest customers (including EMC², Mars Electronics and Ingenico) collectively represented approximately 90% of our total revenue the first quarter of 2005. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our revenue. In addition to having a limited number of customers, we manufacture a limited number of products for each of our customers. If we lose any of our largest customers or any product line manufactured for one of our largest customers, we could experience a significant reduction in our revenue. Also, the insolvency of one or more of our largest customers or the inability of one or more of our largest customers to pay for its orders could decrease revenue. As many of our costs and operating expenses are relatively fixed, a reduction in net revenue can decrease our profit margins and adversely affect our business, financial condition and results of operations.

Our industry is very competitive and we may not be successful if we fail to compete effectively.

The electronics manufacturing services (EMS) industry is highly competitive. We compete against numerous domestic and foreign EMS providers including Celestica Inc., Flextronics International Ltd., Jabil Circuit, Inc., Sanmina-SCI, Inc., Solectron Corporation, Benchmark Electronics Inc., Pemstar Inc. and Plexus Corp. In addition, we may in the future encounter competition from other large electronics manufacturers that are selling, or may begin to sell, electronics manufacturing services. Many of our competitors have international operations, and some have substantially greater manufacturing, financial, research and development and marketing resources and lower cost structures than us. We also face competition from the manufacturing operations of current and potential customers, which are continually evaluating the merits of manufacturing products internally versus the advantages of using external manufacturers.

We may experience variability in our operating results, which could negatively impact the price of our shares.

Our annual and quarterly results have fluctuated in the past. The reasons for these fluctuations may similarly affect us in the future. Prospective investors should not rely on results of operations in any past period to indicate what our results will be for any future period. Our operating results may fluctuate in the future as a result of many factors, including:

•	variations in the timing and volume of customer orders relative to our manufacturing capacity;

•	variations in the timing of shipments of products to customers;

•	introduction and market acceptance of our customers’ new products;

•	changes in demand for our customers’ existing products;

•	the accuracy of our customers’ forecasts of future production requirements;

•	effectiveness in managing our manufacturing processes and inventory levels;

•	changes in competitive and economic conditions generally or in our customers’ markets;

•	willingness of suppliers to supply the Company on normal credit terms; and

•	changes in the cost or availability of components or skilled labor.

In addition, most of our customers typically do not commit to firm production schedules more than 30 to 90 days in advance. Accordingly, we cannot forecast the level of customer orders with certainty. This makes it difficult to schedule production to maximize utilization of our manufacturing capacity. In the past, we have been required to increase staffing, purchase materials and incur other expenses to meet the anticipated demand of our customers. Sometimes anticipated orders from certain customers have failed to materialize, and at times delivery schedules have been deferred as a result of changes in a customer’s business needs. Any material delay, cancellation or reduction of orders from our larger customers could cause our revenue to decline significantly. In addition, as many of our costs and operating expenses are relatively fixed, a reduction in customer demand can decrease our gross margins and adversely affect our business, financial condition and results of operations. On other occasions, customers have required rapid and unexpected increases in production, which have placed burdens on our manufacturing capacity and adversely affected costs.

Any of these factors or a combination of these factors could have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon the electronics industry, which produces technologically advanced products with short life cycles.

Many of our customers are in the electronics industry, which is characterized by intense competition, short product life-cycles and significant fluctuations in product demand. In addition, the electronics industry is generally subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, their products could become obsolete and the demand for our services could significantly decline. Our success is largely dependent on the success achieved by our customers in developing and marketing their products. Furthermore, this industry is subject to economic cycles and has in the past experienced downturns. A continued recession or a downturn in the electronics industry would likely have a material adverse effect on our business, financial condition and results of operations.

Shortage or price fluctuation in component parts specified by our customers could delay product shipment and affect our profitability.

A substantial portion of our revenue is derived from “turnkey” manufacturing. In turnkey manufacturing, we provide both the materials and the manufacturing services. If we fail to manage our inventory effectively, we may bear the risk of fluctuations in materials costs, scrap and excess inventory, all of which can have a material adverse effect on our business, financial condition and results of operations. We are required to forecast our future inventory requirements based upon the anticipated demands of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage or an excess of materials. In addition, delays, cancellations or reductions of orders by our customers could result in an excess of materials. A shortage of materials could lengthen production schedules and increase costs. An excess of materials may increase the costs of maintaining inventory and may increase the risk of inventory obsolescence, both of which may increase expenses and decrease profit margins and operating income.

Many of the products we manufacture require one or more components that we order from sole-source suppliers. Supply shortages for a particular component can delay productions of all products using that component or cause cost increases in the services we provide. In addition, in the past, some of the materials we use, such as memory and logic devices, have been subject to industry-wide shortages. As a result, suppliers allocate available quantities among their customers, and we have not been able to obtain all of the materials required. Our inability to obtain these materials could slow production or assembly, delay shipments to our customers, increase costs and reduce operating income. Also, we may bear the risk of periodic component price increases. Accordingly, some component price increases could increase costs and reduce operating income. Also we rely on a variety of common carriers for materials transportation, and we route materials through various world ports. A work stoppage, strike or shutdown of a major port or airport could result in manufacturing and shipping delays or expediting charges, which could have a material adverse effect on our business, financial condition and results of operations.

We have experienced significant growth and significant retrenchment in a short period of time.

Since 1995, we have completed seven acquisitions. Acquisitions may involve numerous risks, including difficulty in integrating operations, technologies, systems, and products and services of acquired companies; diversion of management’s attention and disruption of operations; increased expenses and working capital requirements; entering markets in which we have limited or no prior experience and where competitors in such markets have stronger market positions; and the potential loss of key employees and customers of acquired companies. In addition, acquisitions may involve financial risks, such as the potential liabilities of the acquired businesses, the dilutive effect of the issuance of additional equity securities, the incurrence of additional debt, the financial impact of transaction expenses and the amortization of goodwill and other intangible assets involved in any transactions that are accounted for using the purchase method of accounting, and possible adverse tax and accounting effects.

In 2001 we implemented an operational restructuring plan that called for significant retrenchment. We closed our Denver and Haverhill facilities and resized operations in Mexico and Ireland in an effort to reduce our cost structure. In February, 2002 the main customer of our Cork, Ireland facility was placed into administration as part of a financial restructuring. As a result, on March 19, 2002, we announced that we were closing our Cork, Ireland facility and that we were taking steps to place the subsidiary that operates that facility in voluntary administration and in 2003, we closed our sites in Austin, Texas, Donegal, Ireland and Charlotte, North Carolina and sold our manufacturing operations in Appleton, Wisconsin. In late 2003, we developed a broad-based transformation plan designed to restructure, refinance and restore profitability and growth. This plan involved operational optimization programs, refinancing, stockholder stabilization initiatives, strategy development and organizational renewal. Through 2004 we initiated and executed on the components of the plan. Retrenchment has caused strain on our infrastructure, including our managerial, technical and other resources. In addition, we have reduced the geographic dispersion of our operations, which may make it harder for us to compete and could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to respond to rapidly changing technology and process development, we may not be able to compete effectively.

The market for our products and services is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market services that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, the EMS industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. There can be no assurance that we will effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment may require us to make significant capital investments. There can be no assurance that capital will be available for these purposes in the future or that investments in new technologies will result in commercially viable technological processes.

Our business will suffer if we are unable to attract and retain key personnel and skilled employees.

Our business depends on our ability to continue to recruit, train and retain skilled employees, particularly executive management, engineering and sales personnel. Recruiting personnel in our industry is highly competitive. Our ability to successfully implement our business plan depends in part on our ability to attract and retain management and existing employees. There can be no assurance that we will be able to attract and retain executive officers and key personnel or attract qualified management in the future. In connection with our restructuring, we significantly reduced our workforce. If we receive a significant volume of new orders, we may have difficulty recruiting skilled workers back into our workforce to respond to such orders and accordingly may experience delays that could adversely effect our ability to meet customers’ delivery schedules.

Risks particular to our international manufacturing operations could adversely affect our overall results.

Our international manufacturing operations are subject to inherent risks, including:

•	fluctuations in the value of currencies and high levels of inflation;

•	longer payment cycles and greater difficulty in collecting amounts receivable;

•	unexpected changes in and the burdens and costs of compliance with a variety of foreign laws;

•	political and economic instability;

•	increases in duties and taxation;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	trade restrictions; and

•	dependence on key customers.

We are subject to a variety of environmental laws, which expose us to potential financial liability.

Our operations are regulated under a number of federal, state, provincial, local and foreign environmental and safety laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws is a major consideration for us because we use metals and other hazardous materials in our manufacturing processes. We may be liable under environmental laws for the cost of cleaning up properties we own or operate if they are or become contaminated by the release of hazardous materials, regardless of whether we caused such release. In addition we, along with any other person who arranges for the disposal of our wastes, may be liable for costs associated with an investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated, even if we fully comply with applicable environmental laws. In the event of a contamination or violation of environmental laws, we could be held liable for damages including fines, penalties and the costs of remedial actions and could also be subject to revocation of our discharge permits. Any such revocations could require us to cease or limit production at one or more of our facilities, thereby having a material adverse effect on our operations. Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Our indebtedness could adversely affect our financial health and severely limit our ability to plan for or respond to changes in our business.

At April 3, 2005, we had $10.3 million of indebtedness outstanding under our credit facilities with Congress Financial Corporation and its affiliates, which we refer to in this Prospectus as the “Congress Credit Facility.” The amount of indebtedness outstanding under the Congress Credit Facility fluctuates based on our operations. Under the Congress Credit Facility, we have a secured revolving credit and term loan facility of up to $40 million. At April 3, 2005, we also had $26.3 million of second lien, subordinated term indebtedness outstanding under our restructured, pre-existing credit facility, which we refer to in this Prospectus as the “Pre-existing Facility” (and together with the Congress Credit Facility, the “Credit Facilities”), with our pre-existing lenders, Lehman Commercial Paper Inc., The Bank of Nova Scotia, General Electric Capital Corporation, IBM Credit Corporation, Silver Point Capital L.P., Royal Bank of Canada, Comerica Bank, AMMC CDO I Limited and AMMC CDO II Limited, which we refer to in this Prospectus as the “Pre-existing Lenders.” Our debt, whether under our Congress Credit Facility or Pre-existing Facility, could have adverse consequences for our business, including:

•	We will be more vulnerable to adverse general economic conditions.

•	We will be required to dedicate a substantial portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes.

•	We may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

•	We may have limited flexibility in planning for, or reacting to, changes in our business and industry.

•	We could be limited by restrictive covenants and the borrowing base formula in our credit arrangements in our borrowing of additional funds.

•	We may fail to comply with covenants under which we borrowed our indebtedness which could result in an event of default. If an event of default occurs and is not cured or waived, it could result in all amounts outstanding, together with accrued interest, becoming immediately due and payable. If we were unable to repay such amounts, our lenders could proceed against any collateral granted to them to secure that indebtedness. There can be no assurance that we will maintain compliance with the covenants under our Credit Facilities.

•	Our Congress Credit Facility contains subjective acceleration clauses. There can be no assurance that the lender will not exercise their rights to accelerate repayment under the terms of the agreement.

There can be no assurance that our leverage and such restrictions will not materially adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, our ability to pay principal and interest on our indebtedness to meet our financial and restrictive covenants and to satisfy our other debt obligations will depend upon our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control, as well as the availability of revolving credit borrowings under the Congress Credit Facility or successor facilities.

We face significant restrictions on our ability to operate under the terms of our Credit Facilities.

The terms of our Credit Facilities generally restrict, among other things, our ability to incur additional indebtedness, complete acquisitions, pay dividends or make certain other restricted payments, consummate certain asset sales, make capital expenditures, enter into certain transactions with affiliates, merge, consolidate or sell, assign, transfer, lease, convey or otherwise dispose of our assets (other than in the ordinary course of business). We are also required to maintain specified EBITDA (earnings before interest expense, income taxes, depreciation and amortization) levels under the Credit Facilities.

The Congress Credit Facility also has a borrowing base formula that limits our ability to borrow based on the characteristics of our accounts receivable and inventory. Further, Congress has discretion to reduce availability under the Congress Credit Facility.

If we are not able to comply with these covenants and requirements, customers may lose confidence in us and reduce or eliminate their orders with us which may have a material adverse effect on our business, financial condition and results of operations.

Substantially all of our assets and those of our subsidiaries are pledged as security under our Credit Facilities.

Certain institutional investors have influence over our business, and could delay, deter or prevent a change of control or other business combination.

Certain of our institutional investors have representatives on our Board of Directors, including investment funds affiliated with Bain Capital, LLC and investment funds affiliated with Celerity Partners. By virtue of their stock ownership and Board representation, certain of our institutional investors could have a significant influence over all matters submitted to our stockholders, including the election of our directors, and could exercise significant control over our business policies and affairs.

Provisions in our charter documents and state law may make it harder for others to obtain control of us even though some stockholders might consider such a development favorable.

Provisions in our charter, by-laws and certain provisions under Delaware law may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our shares could suffer.

The Company’s ability to use existing net operating losses to offset future taxable income may be subject to certain limitations.

Section 382 of the Internal Revenue Code (“Section 382”) imposes a limitation on a corporation’s use of net operating loss (“NOL”) carryforwards following an “ownership change”. Whether or not the Recapitalization Transaction results in an ownership change for purposes of Section 382 depends upon whether the exchangeable shares of SMTC Canada are treated as shares of the Company under U.S. tax principles. Because the tax law governing the exchangeable shares is unclear, it is uncertain whether Section 382 will apply to the Recapitalization Transaction. If deemed applicable, Section 382 would limit the amount of NOLs available to offset taxable income in the post-ownership change period and would preclude the full utilization of the Company’s NOLs. As of December 31, 2004, the Company had total net operating loss carryforwards (both U.S. and Canadian) of approximately $105.2 million.

The issuance of additional authorized shares of common stock may dilute the voting power and equity interest of present stockholders and may prevent a hostile takeover of the Company.

Shares of authorized but unissued common stock may be issued from time to time by our Board of Directors without further stockholder action unless such action is required by Delaware law, under which the Company is incorporated, our charter, or the rules of the Nasdaq National Market System. Additional authorized but unissued shares of common stock might be used in the context of a defense against or response to possible or threatened hostile takeovers. It is not possible to predict in advance whether the issuance of additional shares will have a dilutive effect on earnings per share as it depends on the specific events associated with a particular transaction.

Certain differences may exist between the trading market for our common stock and the trading market for the exchangeable shares of SMTC Canada.

Although the exchangeable shares of SMTC Canada are intended to be functionally and economically equivalent to shares of our common stock, there can be no assurance that the market price of the exchangeable shares will be identical, or even similar, to the market price of our common stock.

Our Common Stock May Be Delisted From The Nasdaq National Market.

On May 31, 2005, we received notification from Nasdaq Listing Qualifications that our common stock failed to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq National Market. Under NASD Marketplace Rules, Nasdaq provided us with a grace period of 180 calendar days, or until November 28, 2005, to comply with the minimum bid price requirement. If we fail to comply with the minimum bid price requirement by November 28, 2005, our common stock may be delisted from trading on The Nasdaq National Market. There can be no assurance that our common stock will regain compliance with the minimum bid price requirement or that we will continue to satisfy the other listing requirements of The Nasdaq National Market. Our failure to comply with the Marketplace Rules or promptly to cure noncompliance with such Rules could result in our common stock being delisted, and the liquidity of our stock could be materially impaired.

USE OF PROCEEDS

Because the shares of our common stock offered hereunder will be issued in exchange for the exchangeable shares of our subsidiary SMTC Canada, none of which will be held by us, we will receive no proceeds from the sale of such common stock.

DILUTION

This offering is for shares of common stock to be issued in exchange for currently outstanding exchangeable shares. The exchange of common stock for exchangeable shares will not result in any change to the net tangible book value per share before and after the exchange of shares. Investors should be aware, however, that the price of our shares may not bear any rational relationship to net tangible book value per share.

PLAN OF DISTRIBUTION

SMTC Corporation issued 109,422 exchangeable shares of our subsidiary SMTC Canada as part of the consideration for our purchase of Qualtron Teoranta, an Irish corporation, on November 22, 2000. The exchangeable shares of SMTC Canada may be exchanged at any time at the option of the holder on a one-for-one basis for shares of our common stock. The issuance of such shares of common stock in exchange for exchangeable shares is being registered by this prospectus. We have agreed to bear the expenses of registration of the shares in this prospectus.

Holders of exchangeable shares may exchange their exchangeable shares for common stock by exercising their retraction rights, which are described under “Certain Details of the Exchangeable Shares-Retraction.” A description of the tax effects of such exchange is also included under “Certain Details of the Exchangeable Shares-Certain Canadian Federal Income Tax Considerations.”

The exchangeable shares are intended to be functionally and economically equivalent to the shares of common stock; accordingly there are no material differences in the rights of the holders of common stock and the holders of exchangeable shares. Additional information on the rights of the holders of exchangeable shares is included under “Certain Details of the Exchangeable Shares.”

On October 4, 2004, the Company effected a one-for-five reverse split of its common stock and the exchangeable shares of SMTC Canada. The share amounts in this section have been adjusted accordingly to reflect the effect of the reverse stock split.

CERTAIN DETAILS OF THE EXCHANGEABLE SHARES

The following is a summary of the exchangeable share provisions and certain provisions of the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement. This summary is qualified in its entirety by reference to the full text of the exchangeable share provisions, the Voting and Exchange Trust Agreement and the Exchangeable Share Support Agreement.

General

The exchangeable shares are intended to be functionally and economically equivalent to the shares of our common stock and are exchangeable at any time at the option of the holder on a one-for-one basis for shares of common stock. SMTC Canada, SMTC and CIBC Mellon Trust Company, as trustee, have entered into a voting and exchange trust agreement pursuant to which SMTC issued one share of special voting stock, or special voting share, to the trustee to be held by the trustee for the benefit of the holders of exchangeable shares (other than SMTC and its affiliates). By furnishing instructions to the trustee under the Voting and Exchange Trust Agreement, holders of exchangeable shares have the functionally equivalent voting rights with respect to SMTC as they would have upon an exchange of exchangeable shares for common stock. Holders of exchangeable shares are also entitled to receive from SMTC Canada (i) cash dividends payable in U.S. dollars or Canadian dollars that are economically equivalent to cash dividends, if any, paid by SMTC on its common stock, and (ii) stock dividends consisting of the same number of exchangeable shares as is equal to the number of shares of common stock, if any, paid by SMTC as a stock dividend on its common stock. The exchangeable shares are subject to adjustment or modification in the event of a stock split or other change to the capital structure of SMTC so as to maintain the initial one-to-one relationship between the exchangeable shares and the common stock.

Voting, Dividend and Liquidation Rights

Voting Rights with Respect to SMTC Canada

Except as required by law or under the Exchangeable Share Support Agreement, the terms of the exchangeable share provisions with respect to the amendment thereof or the Voting and Exchange Trust Agreement, the holders of exchangeable shares are not entitled as such to receive notice of or attend any meeting of shareholders of SMTC Canada or to vote at any such meeting.

In accordance with the terms of the Exchangeable Share Support Agreement, neither SMTC nor any of its affiliates will exercise any voting rights with respect to any exchangeable shares held by it, although it will appoint proxyholders with respect to such exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for such meetings.

Voting Rights with Respect to SMTC

The special voting share held by the trustee for the benefit of the registered holders of the exchangeable shares (other than SMTC and its affiliates) has attached thereto that number of votes, which may be cast at any meeting at which SMTC Stockholders are entitled to vote, equal to the number of exchangeable shares outstanding from time to time (other than exchangeable shares held by SMTC and its affiliates).

Each registered holder of an exchangeable share (other than SMTC and its affiliates) on the record date for any meeting at which SMTC stockholders are entitled to vote is entitled to instruct the trustee to exercise one of the votes attached to the special voting share for each exchangeable share held by such holder. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder and, in the absence of instructions from a registered holder as to voting, will not exercise such votes. A registered holder may, upon instructing the trustee, obtain a proxy from the trustee entitling the holder to vote directly at the relevant meeting the votes attached to the special voting share to which the holder is entitled. In connection with each meeting, to the extent that the trustee has not, upon such instructions, signed and delivered to registered holders proxies as aforesaid, the trustee will exercise its voting rights as holder of the special voting share either by proxy or in person.

The trustee will send to the registered holders of the exchangeable shares the notice of each meeting at which the SMTC stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attached to the special voting share. Such sending by the trustee shall commence on the same day as SMTC sends such notice and materials to the SMTC stockholders. The trustee will also send to the registered holders of exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials sent by SMTC to the SMTC stockholders at the same time as such materials are sent to the SMTC stockholders. If such materials are provided to the trustee by SMTC, the trustee will also send to the registered holders of the exchangeable shares all materials sent by third parties to SMTC stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as reasonably practicable after such materials are delivered to the trustee.

All rights of a registered holder of exchangeable shares to instruct the trustee to exercise votes attached to the special voting share will cease upon the exchange (whether by redemption, retraction or liquidation, or through the exercise of the related call rights) of all of such holder’s exchangeable shares for common stock. In addition, the trust governing the rights of registered holders of exchangeable shares to instruct the trustee to exercise votes attaching to the special voting share may be terminated or amended with the approval of the holders of the exchangeable shares as set forth below under the heading “Amendment and Approval”.

Dividend Rights

Holders of exchangeable shares are entitled to receive, subject to applicable law and to the next paragraph, dividends (i) in the case of a cash dividend declared on the common stock, in an amount in cash for each exchangeable share corresponding to the cash dividend declared on each share of common stock; (ii) in the case of a stock dividend declared on the common stock to be paid in common stock, in such number of exchangeable shares for each exchangeable share as is equal to the number of shares of common stock to be paid on each share of common stock; or (iii) in the case of dividend declared on the common stock in property other than cash or common stock, in such type and amount of property as is the same as, or economically equivalent to the type and amount of property declared as a dividend on each share of common stock (as determined by SMTC Canada’s board of directors in good faith and in its sole discretion). Cash dividends on the exchangeable shares are payable in U.S. dollars or the Canadian Dollar Equivalent thereof, at the option of SMTC Canada. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as those for the corresponding dividends on the common stock.

In the case of a stock dividend declared on the common stock to be paid in common stock, in lieu of declaring a corresponding stock dividend on the exchangeable shares, the board of directors of SMTC Canada may, in its discretion and subject to applicable law, subdivide, redivide or change (each a “subdivision”) each issued and unissued exchangeable share on the basis that each exchangeable share before the subdivision becomes that number of exchangeable shares as is equal to the sum of (i) one; and (ii) the number of shares of common stock to be paid as a stock dividend on each share of common stock. In such instance, such subdivision shall become effective on the effective date for the dividend declared on the common stock without any further act or formality on the part of the board of directors of SMTC Canada or of the holders of exchangeable shares. No approval of the holders of exchangeable shares to an amendment to the articles of SMTC Canada shall be required to give effect to such subdivision. The record date for the determination of the holders of exchangeable shares entitled to receive exchangeable shares in connection with any subdivision of exchangeable shares and the effective date of such subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding stock dividend declared on common stock.

Liquidation Rights with Respect to SMTC Canada

In the event of the liquidation, dissolution or winding-up of SMTC Canada or any other distribution of the assets of SMTC Canada among its shareholders for the purpose of winding-up its affairs, holders of exchangeable shares have, subject to applicable law, preferential rights to receive from SMTC Canada the Company Liquidation Amount for each exchangeable share held. Upon the occurrence of such liquidation, dissolution or winding-up, SMTC Nova Scotia has an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by SMTC and its affiliates) from the holders thereof on the effective date of the liquidation, dissolution or winding-up of SMTC Canada for a purchase price per share equal to the Company Liquidation Amount. If SMTC Nova Scotia exercises the liquidation call right in respect of a holder’s exchangeable shares and pays all amounts payable by it to such holder in connection with such exercise, SMTC Canada shall no longer be obligated to pay to the holder any declared and unpaid dividends on such exchangeable shares.

Upon the occurrence and during the continuance of a Company Insolvency Event, each registered holder of exchangeable shares (other than SMTC and its affiliates) will be entitled to instruct the trustee to exercise the exchange right with respect to any or all of the exchangeable shares held by such holder, thereby requiring SMTC to purchase such exchangeable shares from the holder. As soon as practicable following the occurrence of a Company Insolvency Event or any event which may, with the passage of time and/or the giving of notice, become a Company Insolvency Event, SMTC Canada or SMTC will give written notice thereof to the trustee. As soon as practicable thereafter, the trustee will notify each registered holder of exchangeable shares of such event or potential event and will advise the holder of its rights with respect to the exchange right. The purchase price payable by SMTC for each exchangeable share purchased under the exchange right will be the Company Liquidation Amount. If SMTC purchases a holder’s exchangeable shares under the exchange right, SMTC Canada shall no longer be obligated to pay to the holder any declared and unpaid dividends on such exchangeable shares.

Liquidation Rights with Respect to SMTC

In order for the holders of the exchangeable shares to participate on a pro rata basis with the holders of common stock, on the fifth business day prior to the effective date of an SMTC Liquidation Event, each exchangeable share (other than those held by SMTC and its affiliates) will, pursuant to an automatic exchange right, automatically be exchanged for the SMTC Liquidation Amount pursuant to the Voting and Exchange Trust Agreement. Upon a holder’s request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by such instruments of transfer as SMTC may reasonably require, SMTC will deliver or cause the transfer agent to deliver (i) certificates representing the aggregate number of shares of common stock due in respect of the SMTC Liquidation Amount, registered in the name of the holder or in such name as the holder may request; and (ii) if applicable, a check for the aggregate amount of declared and unpaid dividends to the holder at the address recorded in the securities register, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. For a description of certain SMTC obligations with respect to the dividend and liquidation rights of the holders of exchangeable shares, see below under the heading “Support Obligation.”

Retraction

Subject to the exercise by SMTC Nova Scotia of its retraction call right, holders of exchangeable shares are entitled to retract (that is, to require SMTC Canada to redeem) any or all of the exchangeable shares held by such holder for a retraction price per exchangeable share equal to one share of common stock plus any declared and unpaid dividends on such exchangeable share. Holders of the exchangeable shares may effect such retraction by presenting to SMTC Canada or to the trustee (i) a certificate or certificates representing the number of exchangeable shares the holder desires to retract; (ii) a duly executed retraction request indicating the number of exchangeable shares the holder desires to retract and the retraction date; and (iii) such other documents as may be required to effect the retraction of the retracted exchangeable shares. A holder wishing to exercise the retraction right must present the foregoing documents to SMTC Canada or to the trustee at least 10 business days prior to, and not more than 15 business days after, the retraction date specified in the retraction request. Due to the foregoing notice period associated with the exchange of exchangeable shares for shares of common stock, a holder of exchangeable shares intending to exchange the exchangeable shares for shares of common stock and thereafter resell those shares will not be able to make delivery of the underlying common stock on a normal settlement cycle.

When a holder requests SMTC Canada to redeem retracted exchangeable shares, SMTC Nova Scotia will have an overriding retraction call right to purchase on the retraction date all but not less than all of the retracted exchangeable shares, at a purchase price per share equal to one share of common stock plus any declared and unpaid dividends on such exchangeable share for each retracted exchangeable share. Upon receipt of a retraction request, SMTC Canada will immediately notify SMTC Nova Scotia of the retraction request. SMTC Nova Scotia must then advise SMTC Canada within five business days as to whether the retraction call right will be exercised. If SMTC Nova Scotia does not so advise SMTC Canada, SMTC Canada will notify the holder as soon as possible thereafter that SMTC Nova Scotia will not exercise the retraction call right and provided that the retraction request is not revoked, SMTC Canada will redeem the retracted exchangeable shares on the retraction date in accordance with the exchangeable share provisions. If, within such five business day period, SMTC Nova Scotia advises SMTC Canada that SMTC Nova Scotia will exercise the retraction call right, then provided the retraction request is not revoked by the holder as described below, the retraction request shall thereupon be considered only to be an offer by the holder to sell the retracted exchangeable shares to SMTC Nova Scotia in accordance with the retraction call right. If SMTC Nova Scotia exercises the retraction call right in respect of a holder’s retracted exchangeable shares and pays all amounts payable by it to such holder in connection with such exercise, SMTC Canada shall no longer be obligated to pay to the holder any declared and unpaid dividends on such retracted exchangeable shares.

A holder may revoke its retraction request, in writing, at any time prior to the close of business on the business day preceding the retraction date, in which case the retracted exchangeable shares will neither be purchased by SMTC Nova Scotia nor be redeemed by SMTC Canada. If a holder does not revoke its retraction request, the retracted exchangeable shares will, on the retraction date, be purchased by SMTC Nova Scotia or redeemed by SMTC Canada, as the case may be, in each case as set out above. SMTC Canada or SMTC Nova Scotia, as the case may be, will deliver or cause the transfer agent to deliver (i) certificates, representing the aggregate number of shares of common stock due, registered in the name of the holder or in such other name as the holder may request; and (ii) if applicable, a check for the aggregate amount of declared and unpaid dividends to the holder at the address recorded in the securities register or at the address specified in the holder’s retraction request or by holding the same for pick up by the holder at the registered office of SMTC Canada or the office of the transfer agent as specified by SMTC Canada, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom.

If, as a result of solvency requirements or applicable law, SMTC Canada is not permitted to redeem all retracted exchangeable shares tendered by a retracting holder, and provided that SMTC Nova Scotia has not exercised the retraction call right with respect to such retracted exchangeable shares, SMTC Canada will redeem only those retracted exchangeable shares tendered by the holder (rounded down to the nearest whole number of shares) as would not be contrary to such provisions of applicable law. The trustee, on behalf of the holder of any retracted exchangeable shares not so redeemed by SMTC Canada, will, pursuant to the exchange right, require SMTC to purchase the retracted exchangeable shares not redeemed on the retraction date.

Redemption

Subject to applicable law and provided that SMTC Nova Scotia has not exercised the redemption call right, SMTC Canada will, on the redemption date, redeem all but not less than all of the then outstanding exchangeable shares for a redemption price per exchangeable share equal to one share of common stock plus any declared and unpaid dividends on the exchangeable share. SMTC Canada will, at least 60 days prior to the redemption date, or such number of days as the Board of Directors of SMTC Canada may determine to be reasonably practicable under the circumstances in respect of a redemption date arising in connection with, among other events, an SMTC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, provide the registered holders of the exchangeable shares with written notice of the proposed redemption of the exchangeable shares by SMTC Canada or of the purchase of the exchangeable shares by SMTC Nova Scotia pursuant to the redemption call right described below.

SMTC Nova Scotia has an overriding redemption call right to purchase on the redemption date all but not less than all of the exchangeable shares then outstanding (other than exchangeable shares held by SMTC and its affiliates) for a purchase price per exchangeable share equal to one share of common stock plus any declared and unpaid dividends on the exchangeable shares. Upon the exercise of the redemption call right, holders will be obligated to sell their exchangeable shares to SMTC Nova Scotia. If SMTC Nova Scotia exercises the redemption call right in respect of a holder’s exchangeable shares and pays all amounts payable by it to such holder in connection with such exercise, SMTC Canada’s right and obligation to redeem the exchangeable shares on such redemption date will terminate and it shall not be obligated to pay to the holder any declared and unpaid dividends on such exchangeable shares.

The “redemption date” will be the date, if any, established by the board of directors of SMTC Canada for the redemption by SMTC Canada of all but not less than all of the outstanding exchangeable shares pursuant to the exchangeable share provisions, which date shall be no earlier than July 27, 2015, unless:

(i) there are fewer than 500,000 exchangeable shares outstanding (other than exchangeable shares held by SMTC and its affiliates), as such number of shares may be adjusted by the board of directors of SMTC Canada to give effect to any subdivision or consolidation of or stock dividend on the exchangeable shares, any issue or distribution of rights to acquire exchangeable shares or securities exchangeable for or convertible into exchangeable shares, any issue or distribution of other securities or rights or evidences of indebtedness, or assets, or any other capital reorganization or other transaction affecting the exchangeable shares, in which case the board of directors of SMTC Canada may accelerate such redemption date to such date prior to July 27, 2015, as it may determine, upon at least 60 days’ prior written notice to the registered holders of the exchangeable shares and the trustee;

(ii) an SMTC Control Transaction occurs, in which case, provided that the board of directors of SMTC Canada determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such SMTC Control Transaction and that the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of such SMTC Control Transaction in accordance with its terms, the board of directors of SMTC Canada may accelerate such redemption date to such date prior to July 27, 2015 as it may determine upon such number of days’ prior written notice to the registered holders of the exchangeable shares and the trustee as the board of directors of SMTC Canada may determine to be reasonably practicable in such circumstances;

(iii) an Exchangeable Share Voting Event is proposed, in which case, provided that the board of directors of SMTC Canada has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a redemption date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, the redemption date shall be the business day prior to the record date for any meeting or vote of the holders of the exchangeable shares to consider the Exchangeable Share Voting Event, and the board of directors of SMTC Canada shall give such number of days’ prior written notice of such redemption to the registered holders of the exchangeable shares and the trustee as it may determine to be reasonably practicable in such circumstances; or

(iv) an Exempt Exchangeable Share Voting Event is proposed and the holders of the exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the business day following the day on which the holders of the exchangeable shares failed to take such action, and the board of directors of SMTC Canada shall give such number of days’ prior written notice of such redemption to the registered holders of the exchangeable shares and the trustee as it may determine to be reasonably practicable in such circumstances, provided, however, that the accidental failure or omission to give any notice of redemption under clause (i), (ii), (iii) or (iv) above to less than 10% of such holders of exchangeable shares shall not affect the validity of any such redemption.

Tender Offers

The Exchangeable Share Support Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the SMTC common stock is proposed by SMTC or is proposed to SMTC or its stockholders and is recommended by the Board of Directors of SMTC, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of SMTC, and the exchangeable shares are not otherwise redeemed or repurchased by SMTC Canada or SMTC Nova Scotia, SMTC will use its reasonable efforts to enable and permit holders of exchangeable shares to participate in such offer to the same extent and on an economically equivalent basis as the holders of SMTC common stock. Without limiting the generality of the foregoing, SMTC will use its reasonable efforts to ensure that holders of exchangeable shares may participate in all offers without being required to exercise their right to retract their exchangeable shares as described above under the heading “Retraction” or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the offer and only to the extent necessary to tender to or deposit under the offer.

Certain Restrictions

Without the approval of the holders of the exchangeable shares as set forth below under the heading “Amendment and Approval”, SMTC Canada will not:

(a) pay any dividends on the common shares of SMTC Canada, or any other shares ranking junior to the exchangeable shares, other than stock dividends payable in common shares of SMTC Canada, or any such other shares ranking junior to the exchangeable shares, as the case may be;

(b) redeem, purchase or make any capital distribution in respect of common shares of SMTC Canada, or any other shares ranking junior to the exchangeable shares;

(c) redeem or purchase any other shares of SMTC Canada ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution;

(d) issue any exchangeable shares; provided that SMTC Canada may at any time, with or without such approval, issue exchangeable shares (A) pursuant to any shareholder rights plan or equity incentive plan adopted by SMTC Canada; (B) by way of stock dividend to the holders of exchangeable shares; or (C) by way of any subdivision of exchangeable shares described above under the heading “Voting, Dividend and Liquidation Rights”; or

(e) issue any shares of SMTC Canada ranking equally with, or superior to, the exchangeable shares other than by way of stock dividends to the holders of such exchangeable shares.

The restrictions in clauses (a), (b), (c) and (d) above will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared and paid on the common stock have been declared and paid in full.

Amendment and Approval

The exchangeable share provisions may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the exchangeable shares will be deemed to have been sufficiently given if given in accordance with applicable law, subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of the holders of exchangeable shares duly called and held at which holders of at least 25% of the then-outstanding exchangeable shares are present or represented by proxy. If no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than five days later) as may be designated by the chairman of such meeting. At such adjourned meeting, the holders of exchangeable shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution will constitute the approval or consent of the holders of the exchangeable shares.

In accordance with the terms of the Exchangeable Share Support Agreement, neither SMTC nor any of its Affiliates will exercise any voting rights with respect to any exchangeable shares held by it, although it will appoint proxyholders with respect to such exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for such meetings.

Support Obligation

Pursuant to an exchangeable share support agreement entered into by SMTC, SMTC Canada and SMTC Nova Scotia on July 27, 2000 (the “the Exchangeable Share Support Agreement”), SMTC made the following covenants for so long as any exchangeable shares (other than exchangeable shares owned by SMTC or its affiliates) remain outstanding:

•	SMTC will not declare or pay dividends on its common stock unless SMTC Canada is able to (A) declare and pay and simultaneously declares or pays, as the case may be, an equivalent dividend on the exchangeable shares; or (B) subdivide and simultaneously subdivides the exchangeable shares in lieu of a stock dividend (as provided for in the exchangeable share provisions);

•	SMTC will advise SMTC Canada in advance of the declaration of any dividend on the common stock and ensure that (A) the declaration date, record date and payment date for dividends on the exchangeable shares are the same as those for the corresponding dividend on the common stock; or (B) the record date and effective date for a subdivision of the exchangeable shares in lieu of a stock dividend (as provided for in the exchangeable share provisions) are the same as the record date and payment date for the corresponding stock dividend on the common stock;

•	SMTC will ensure that the record date for any dividend declared on the common stock is not less than 10 business days after the declaration date of such dividend;

•	SMTC will take all actions and do all things reasonably necessary or desirable to enable and permit SMTC Canada, in accordance with applicable law, to pay to the holders of the exchangeable shares and otherwise perform its obligations with respect to the satisfaction of the applicable Company Liquidation Amount in the event or a liquidation, dissolution or winding-up of SMTC Canada, or the exchange of exchangeable shares for common stock plus any declared and unpaid dividends on such exchangeable shares in the event of a retraction request by a holder of exchangeable shares or a redemption of exchangeable shares by SMTC Canada;

•	SMTC will take all actions and do all things reasonably necessary or desirable to enable and permit SMTC Nova Scotia, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the call rights, including the delivery of common stock to holders of exchangeable shares in accordance with the provisions of the applicable call right; and

•	if SMTC becomes a “specified financial institution” (as such term is defined in the Tax Act) or does not deal at arm’s length with such a person, SMTC will take all such actions and do all such things as are reasonably necessary or desirable to cause SMTC Nova Scotia to exercise the retraction call right if requested to do so by a holder of exchangeable shares making a retraction request.

The Exchangeable Share Support Agreement and the exchangeable share provisions provide that, without the prior approval of SMTC Canada and the holders of the exchangeable shares given in the manner set forth above under the heading “Amendment and Approval”, SMTC will not issue or distribute additional common stock, securities exchangeable for or convertible into or carrying rights to acquire common stock, rights, options or warrants to subscribe therefor, evidences of indebtedness or other assets, to all or substantially all holders of common stock, nor shall SMTC subdivide, redivide, reduce, combine, reclassify or otherwise change the common stock, unless the same or an economically equivalent distribution on or change to the exchangeable shares (or in the rights of the holders thereof) is made simultaneously. SMTC Canada’s board of directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the exchangeable shares is the same as or economically equivalent to any proposed distribution on or change to the common stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the common stock which is recommended by SMTC’s Board of Directors and in connection with which the exchangeable shares are not redeemed by SMTC Canada or purchased by SMTC Nova Scotia pursuant to the redemption call right, SMTC will use reasonable efforts to take all actions necessary or desirable to enable holders of exchangeable shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of common stock.

In order to assist SMTC in complying with its obligations under the Exchangeable Share Support Agreement and to permit SMTC Nova Scotia to exercise the call rights, SMTC Canada is required to notify SMTC and SMTC Nova Scotia of the occurrence of certain events, such as the liquidation, dissolution or winding-up of SMTC Canada whether on a voluntary or involuntary basis, SMTC Canada’s receipt of a retraction request from a holder of exchangeable shares, and the issuance by SMTC Canada of any exchangeable shares, rights, options or warrants to acquire exchangeable shares or other securities exchangeable for or convertible into exchangeable shares.

Under the Exchangeable Share Support Agreement, SMTC agrees that it will not, and will cause its affiliates not to, exercise any voting rights attached to the exchangeable shares owned by it or them on any matter considered at meetings of holders of exchangeable shares. SMTC has also agreed to use its reasonable best efforts to enable SMTC Canada to maintain a listing for the exchangeable shares on a Canadian stock exchange.

With the exception of administrative changes for the purpose of adding covenants of any or all parties, making certain necessary amendments or curing ambiguities or clerical errors (in each case, provided that the board of directors of each of SMTC, SMTC Canada and SMTC Nova Scotia are of the opinion that such amendments are not prejudicial to the interests of the holders of exchangeable shares), the Exchangeable Share Support Agreement may not be amended without the approval of the holders of exchangeable shares given in the manner set forth above under the heading “Amendment and Approval”.

Ranking

The exchangeable shares are entitled to a preference over SMTC Canada’s common shares and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of SMTC Canada, whether voluntary or involuntary, or any other distribution of the assets of SMTC Canada among its shareholders for the purpose of winding-up its affairs. The exchangeable shares rank junior to the Class C preferred shares of SMTC Canada that are held by SMTC Nova Scotia and any other shares ranking prior to the exchangeable shares.

Withholding Rights

SMTC Canada, SMTC Nova Scotia, SMTC and the transfer agents are entitled to deduct and withhold from any dividends or consideration otherwise payable to any holder of exchangeable shares or common stock such amounts as SMTC Canada, SMTC Nova Scotia, SMTC or the transfer agents are required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986, as amended, or any provision of provincial, state, local or foreign tax law. Any amounts withheld will be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. If the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the amount otherwise payable to the holder, SMTC Canada, SMTC Nova Scotia, SMTC or the transfer agents may sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SMTC Canada, SMTC Nova Scotia, SMTC or the transfer agents, as the case may be, to enable it to comply with such deduction or withholding requirement. SMTC Canada, SMTC Nova Scotia, SMTC or the transfer agents, as the case may be, must notify the holder of any such sale and remit to such holder any unapplied balance of the net proceeds of such sale.

Appraisal Rights

In the event of a merger or consolidation of SMTC, holders of exchangeable shares would not have any appraisal rights under Section 262 of the General Corporation Law of Delaware. Holders of exchangeable shares who wish to exercise appraisal rights in connection with a proposed transaction could exchange their exchangeable shares into common stock prior to the record date for the determination of shareholders entitled to exercise appraisal rights.

Certain Canadian Federal Income Tax Considerations

The following is, at the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable to the redemption or exchange of exchangeable shares issued by SMTC Canada by holders who, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and any applicable income tax treaty or convention, are resident or deemed to be resident in Canada, hold their exchangeable shares, and will hold their shares of common stock issuable on the redemption or exchange of the exchangeable shares, as capital property and deal at arm’s length with, and are not affiliated with, SMTC, SMTC Nova Scotia and SMTC Canada (a “Holder” for the purposes of this summary).

Exchangeable shares and shares of common stock will generally be considered to be capital property to a Holder provided such shares are not held in the course of carrying on a business of buying and selling securities and such shares are not acquired in a transaction considered to be an adventure in the nature of trade. Holders of exchangeable shares may in certain circumstances make an irrevocable election under subsection 39(4) of the Tax Act to have their exchangeable shares and every other “Canadian security” (as defined in the Tax Act) owned by such Holder in the taxation year of election and in all subsequent taxation years deemed to be capital property.

This summary is not applicable to a Holder that is a “financial institution” (as defined in the Tax Act for the purposes of the mark-to-market rules), a Holder an interest in which is a “tax shelter investment” (as defined in the Tax Act), a Holder with respect to whom SMTC is or will be a “foreign affiliate” within the meaning of the Tax Act or a Holder with respect to whom shares of common stock will constitute a “participating interest” in a “foreign investment entity” for the purposes of the Tax Act.

This summary is based on the facts set out in this prospectus, the current provisions of the Tax Act, the regulations thereunder and counsel’s understanding of the current published administrative policies and assessment practices of the Canada Revenue Agency (“CRA”). This summary also takes into account all proposed amendments to the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) before the date hereof (“Tax Proposals”). There can be no assurance that any such Tax Proposals will be implemented in their current form or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations, does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies or assessment practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF EXCHANGEABLE SHARES. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of exchangeable shares and shares of common stock, including dividends, adjusted cost bases and proceeds of disposition, must be converted into Canadian dollars using the Canadian/US dollar exchange rate prevailing at the time such amounts arise.

Redemption or Exchange of Exchangeable Shares

On the redemption (including a retraction) of an exchangeable share by SMTC Canada, the Holder will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of the shares of common stock plus the amount of any cash received on the redemption) exceeds the paid-up capital for purposes of the Tax Act of the exchangeable share at the time of the redemption.

Any deemed dividend received on a redemption by a Holder who is an individual will be included in computing the Holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada.

Any deemed dividend received on a redemption by a Holder that is a corporation, other than a “specified financial institution”, as defined in the Tax Act, will be included in computing the Holder’s income and, subject to the discussion below respecting the denial of the inter-corporate dividend deduction, will generally be deductible in computing its taxable income.

Any deemed dividend received on a redemption by a Holder that is a specified financial institution will be deductible in computing its taxable income only if (i) the Holder did not acquire the exchangeable shares in the ordinary course of its business, or (ii) at the time the deemed dividend is received, the exchangeable shares are listed on a prescribed stock exchange in Canada (which includes the Toronto Stock Exchange) and the Holder, alone or together with persons with whom it does not deal at arm’s length, does not receive and is not deemed to receive dividends in respect of more than 10% of the outstanding exchangeable shares either directly or through a partnership or, in certain cases, through a trust.

If SMTC, or any other person with whom SMTC does not deal at arm’s length, is a specified financial institution at the time of a redemption, then subject to the exemption described below, a Holder that is a corporation will not be entitled to deduct the deemed dividend received on the redemption in computing its taxable income. In general, a corporation is a specified financial institution if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is lending money to, or purchasing debt obligations issued by, persons with whom the corporation is dealing at arm’s length or a combination of these activities, or a corporation that is controlled by, or related to, one or more of such entities. This rule will not apply if, at the time a dividend is deemed to be paid on a redemption, SMTC is related to SMTC Canada for purposes of the Tax Act, as it is at the date hereof, and the exchangeable shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange), unless deemed dividends in respect of more than 10% of the outstanding exchangeable shares are, or are deemed to be, paid to the Holder or to the Holder and persons with whom the Holder does not deal at arm’s length or any partnership or trust of which the Holder or non-arm’s length person is a member or beneficiary.

A Holder that is a private corporation, as defined in the Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act of 33 1/3% of any deemed dividend received on the redemption of exchangeable shares to the extent that such deemed dividend is deductible in computing the Holder’s taxable income. A Holder that is a Canadian-controlled private corporation, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on any deemed dividend in certain circumstances.

The exchangeable shares are “taxable preferred shares” and “short-term preferred shares” for purposes of the Tax Act. Accordingly, SMTC Canada may be subject to a 50% tax under Part VI.1 of the Tax Act on any dividends deemed to be paid on a redemption of the exchangeable shares. SMTC Canada will also be entitled to deduct three times any Part VI.1 tax payable in computing its taxable income. Any dividends deemed to be paid on a redemption of the exchangeable shares will not be subject to the 10% tax under Part IV.1 of the Tax Act.

On the redemption (including a retraction) of an exchangeable share by SMTC Canada, the Holder will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of any deemed dividend received on the redemption and will generally realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the Holder’s adjusted cost base of the exchangeable share. See “Taxation of Capital Gains or Capital Losses” below. In some circumstances, the amount of any deemed dividend received on a redemption by a Holder that is a corporation may be treated as proceeds of disposition and not as a dividend.

Where exchangeable shares are exchanged with SMTC or SMTC Nova Scotia for shares of common stock, the Holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the Holder’s adjusted cost base of the exchangeable shares. For this purpose, the proceeds of disposition will be the aggregate of the fair market value, at the time of the exchange, of the shares of common stock received on the exchange and the amount of any cash received by the Holder as part of the exchange consideration. See “Taxation of Capital Gains or Capital Losses” below.

Because of the existence of the call rights, the exchange right and the automatic exchange right, a Holder of exchangeable shares cannot control whether such Holder will receive shares of common stock by way of redemption of the exchangeable shares by SMTC Canada or by way of an exchange of the exchangeable shares with SMTC Corporation or SMTC Nova Scotia. As described above, the Canadian federal income tax consequences of a redemption differ from those of an exchange.

Consolidation or Subdivision of Exchangeable Shares

As a result of certain transactions, including a reverse stock split (such as the one effected by SMTC on October 4, 2004) or the payment of a stock dividend on the shares of common stock, the exchangeable shares may be consolidated or subdivided, as the case may be, to ensure that the number of issued and outstanding exchangeable shares is equal to the number of issued and outstanding shares of common stock. Provided that a Holder does not receive any cash in lieu of a fractional exchangeable share in the course of such a transaction, the consolidation or subdivision of exchangeable shares, as the case may be, will not constitute a disposition of the exchangeable shares for the purposes of the Tax Act, and, as such, the Holder will not realize any gain or loss as a result of such a consolidation or subdivision of the exchangeable shares. If a Holder receives cash in lieu of a fractional exchangeable share, a Holder will be considered to have disposed of such fractional exchangeable share for the purposes of the Tax Act. A Holder will generally realize a capital gain (or a capital loss) equal to the amount by which the cash received for the fractional exchangeable share, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such fractional exchangeable share to the Holder. The tax treatment of capital gains and losses is discussed in greater detail below under “Taxation of Capital Gains or Capital Losses.”

Acquisition, Holding and Disposition of Common Stock

The cost of the shares of common stock received on the redemption or exchange of exchangeable shares will be equal to the fair market value of such common stock at that time and will be averaged with the adjusted cost base of all other shares of common stock held by the Holder as capital property at that time for the purposes of determining the adjusted cost base of each such share of common stock to the Holder.

Dividends received on shares of common stock will be included in a Holder’s income for the purposes of the Tax Act. Such dividends received by a Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A Holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. Subject to the detailed rules in the Tax Act, a Holder may be entitled to a foreign tax credit or deduction for any United States non-resident withholding tax paid on dividends received on shares of common stock.

A disposition or deemed disposition of common stock by a Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the Holder’s adjusted cost base of such shares of common stock. See “Taxation of Capital Gains or Capital Losses” below.

Taxation of Capital Gains or Capital Losses

A Holder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the Holder in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may generally be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

A Holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

The amount of any capital loss realized on the disposition or deemed disposition of an exchangeable share by a Holder that is a corporation or a trust may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

Alternative Minimum Tax

In general terms, individuals and certain trusts that receive or are deemed to receive taxable dividends on exchangeable shares or realize a capital gain on the disposition or deemed disposition of exchangeable shares or shares of common stock may realize an increase in their liability for alternative minimum tax.

Qualified Investments

The shares of common stock, if issued on the date hereof, would be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, provided such shares are listed on a prescribed stock exchange (which includes the NASDAQ).

Foreign Property

Shares of common stock will constitute “foreign property” for the purposes of the Tax Act. However, on February 23, 2005, the Minister of Finance (Canada) released the 2005 Federal Budget which included a proposal that would eliminate the foreign property rules effective as of the beginning of 2005. On May 21, 2005, the Minister of Finance (Canada) released a Notice of Ways and Means Motion to Implement Certain Provisions of the February 23, 2005 Budget, including the elimination of the foreign property rules effective as the beginning of 2005.

Foreign Property Information Reporting

A Holder of shares of common stock who is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property”, including shares of common stock, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return for the year or period disclosing prescribed information. Subject to exceptions, a taxpayer resident in Canada in the year will generally be a specified Canadian entity. Holders should consult their tax advisors as to whether they must comply with these rules.

Economic Statement of October 18, 2000

In the Economic Statement released on October 18, 2000 (the “Economic Statement”), the Minister of Finance (Canada) announced a proposal to formulate and introduce a rule to permit shares of a Canadian corporation held by a Canadian resident to be exchanged for shares of a foreign corporation on a tax-deferred basis. This statement included no details of the circumstances in which such tax-deferred share-for-share exchanges could occur but rather indicated that these rules would be developed in consultation with the private sector. The Economic Statement indicated that any such rules would not be effective before the public release of draft legislation including such rules. The Canadian Federal Budget of February 18, 2003, reiterated the statements made in the Economic Statement and indicated that draft legislative proposals would be released in the near future for public review and comment. The Canadian Federal Budget of March 23, 2004 (the “2004 Budget”) indicated that it was intended that a detailed proposal would be released for public comment within months after the release of the 2004 Budget. The Canadian Federal Budget of February 23, 2005 indicated a discussion draft of proposed amendments to implement this initiative will be released in the near future.

It is not known whether the draft legislation containing the proposed amendments described above will be released in time to affect a subsequent exchange of exchangeable shares for shares of common stock, and it is therefore possible that such exchange of exchangeable shares may be achieved on a tax-deferred basis. In any case, until such rules are developed and released, it is not possible to state whether such rules would apply to a Holder who exchanges exchangeable shares for shares of common stock. Holders should consult their own tax advisors once the draft legislation is released, if at all, to determine how the draft legislation might apply to the Holder’s particular circumstances.

Definitions

Unless the context otherwise requires, the following terms shall have the meanings set forth below when used in the “Certain Details of the Exchangeable Shares” section.

“Exchangeable Share Voting Event” means any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of SMTC Canada, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of exchangeable shares are entitled to vote (or instruct the trustee to vote) in their capacity as beneficiaries under the Voting and Exchange Trust Agreement.

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of exchangeable shares are entitled to vote as shareholders of SMTC Canada in order to approve or disapprove, as applicable, any change to; or in the rights of the holders of, the exchangeable shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the exchangeable shares and the common stock.

“SMTC Control Transaction” means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving, for or by SMTC, or any proposal to take any such action.

“SMTC Nova Scotia” means SMTC Nova Scotia Company, a wholly-owned subsidiary of SMTC.

LEGAL MATTERS

The validity of the shares to be issued in this offering has been passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members in RGIP LLC, which beneficially owns 5,594 shares of common stock of SMTC. RGIP LLC is also an investor in certain of the Bain Capital funds. The “Certain Details of the Exchangeable Shares - Certain Canadian Federal Income Tax Considerations” has been passed upon for us by Goodmans LLP, Toronto, Ontario.

EXPERTS

Our consolidated financial statements and financial statement schedule as of December 31, 2002, 2003 and 2004 and for the years then ended incorporated by reference herein and in the registration statement have been so incorporated in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

MATERIAL CHANGES

On May 31, 2005, SMTC received notification from Nasdaq Listing Qualifications that SMTC’s common stock failed to maintain a minimum bid price of $1.00 per share for continued listing on The Nasdaq National Market. Under NASD Marketplace Rules, Nasdaq provided SMTC with a grace period of 180 calendar days, or until November 28, 2005, to comply with the minimum bid price requirement. If SMTC fails to comply with the minimum bid price requirement by November 28, 2005, SMTC’s common stock may be delisted from trading on The Nasdaq National Market. See “Risk Factors.”

WHERE TO FIND MORE INFORMATION

SMTC files with the SEC annual, quarterly and current reports, proxy statements and other information. You may read and copy reports, statements or other information filed by SMTC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of the SEC filings made by SMTC also are available to the public from commercial document retrieval services and at the worldwide website maintained by the SEC at “http://www.sec.gov”.

SMTC has filed a registration statement with the SEC with respect to the shares of common stock offered hereby. This prospectus is a part of that registration statement. However, as allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows SMTC to “incorporate by reference” into this document information contained in another document that it may have filed separately with the SEC and that is publicly available. The information so incorporated by reference is deemed to be part of this prospectus, except to the extent it has been superseded by information that appears in this prospectus. This prospectus incorporates by reference the documents set forth below that previously have been filed with the SEC. These documents contain important information about SMTC and its finances.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (filed April 15, 2005);

•	Our Current Report on Form 8-K dated February 7, 2005 (filed February 11, 2005) announcing the entry into an employment agreement and related agreements with John Caldwell, the Company’s President and Chief Executive Officer;

•	Our Current Report on Form 8-K dated February 11, 2005 (filed February 16, 2005) announcing the resignation of Mark Benham and Ian Loring from the Board of Directors, and the appointment of Wayne McLeod to the Board of Directors;

•	Our Current Report on Form 8-K dated March 10, 2005 (filed March 14, 2005) furnishing a press release announcing the Company’s financial results for the Company’s fourth quarter and fiscal year ended December 31, 2004 and a transcript of a teleconference announcing the Company’s financial results for the Company’s fourth quarter ended December 31, 2004;

•	Our Current Report on Form 8-K dated March 10, 2005 (filed March 16, 2005) announcing the entry into amendments to certain loan agreements by the Company and certain of its subsidiaries;

•	Our Current Report on Form 8-K dated March 31, 2005 (filed April 6, 2005) announcing the entry into amendments to certain loan agreements by the Company and certain of its subsidiaries;

•	Our Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 24, 2005 (filed April 19, 2005);

•	Our Current Report on Form 8-K dated May 12, 2005 (filed May 16, 2005) furnishing a press release announcing the Company’s financial results for the Company’s first quarter ended April 3, 2005 and a transcript of a teleconference announcing the Company’s financial results for the Company’s first quarter ended April 3, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended April 3, 2005 (filed May 18, 2005);

•	Our Current Report on Form 8-K dated May 31, 2005 (filed June 6, 2005) announcing the entry into amendments to certain loan agreements by the Company and certain of its subsidiaries, and the receipt of a notice from The Nasdaq National Market notifying the Company that for the 30 consecutive trading days preceding the date of the notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on The Nasdaq National Market; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (filed July 18, 2000).

All reports and other documents that we will file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of the common stock hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein. We undertake to provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials, at no cost, by writing to us at the following address or by telephoning us at the following telephone number:

Chief Financial Officer

SMTC Corporation

635 Hood Road

Markham, Ontario

Canada L3R 4N6

(905) 479-1810

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses expected to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement.

Filing Fee	$12.88
Legal Fees	$10,000
Accounting Fees	$15,000
Printing Fees	$1,500

Total	$26.512.88

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

SMTC Corporation is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

SMTC’s charter provides that its directors shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law. In addition, SMTC’s by-laws provide that it shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

All of SMTC’s directors and officers are covered by an insurance policy maintained by SMTC against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS

Listed below are all exhibits filed as part of this Report. Certain exhibits are incorporated herein by reference to (i) the Company’s Registration Statement on Form S-1 originally filed on March 24, 2000 (File No. 333-33208), and (ii) documents previously filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

Exhibit #	Description
2.1.1	Reorganization and Merger Agreement dated as of July 26, 1999. (4)

2.1.2	Amendment to Reorganization and Merger Agreement, dated as of July 27, 2000. (9)

2.2	Stock Purchase Agreement dated as of May 23, 2000 (Pensar Corporation). (3)

2.3	Stock Purchase Agreement dated as of November 22, 2000 (Qualtron Teoranta and Qualtron, Inc.) (8)

3.1.1	Amended and Restated Certificate of Incorporation (as amended by Certificate of Amendment on May 21, 2004 and Certificate of Correction on June 18, 2004). (21)

3.1.2	Amendment to Amended and Restated Certificate of Incorporation dated September 30, 2004. (28)

3.2	Amended and Restated By-Laws. (7)

3.3	Certificate of Designation. (7)

4.1.1	Stockholders Agreement dated as of July 27, 2000. (6)

4.1.2	Amended and Restated Stockholders Agreement dated as of November 22, 2000. (9)

4.2	Form of certificate representing shares of common stock. (3)

4.3	Exchangeable Share Provisions attaching to the exchangeable shares of SMTC Manufacturing Corporation of Canada. (7)

4.4	Exchangeable Share Support Agreement dated as of July 27, 2000 among SMTC, SMTC Manufacturing Corporation of Canada and SMTC Nova Scotia Company. (7)

4.5	Voting & Exchange Trust Agreement dated as of July 27, 2000 among SMTC, SMTC Manufacturing Corporation of Canada, CIBC Mellon Trust Company and SMTC Nova Scotia Company. (7)

5.1	Opinion of Ropes & Gray LLP

10.1.1	Credit and Guarantee Agreement dated as of July 28, 1999. (4)

10.1.2	First Amendment to Credit and Guarantee Agreement, dated as of November 4, 1999. (5)

10.1.3	Second Amendment to Credit and Guarantee Agreement, dated as of December 14, 1999. (5)

10.1.4	Third Amendment to Credit and Guarantee Agreement, dated as of May 15, 2000. (4)

10.1.5	Amended and Restated Credit and Guarantee Agreement, dated as of July 27, 2000. (7)

10.1.6	First Amendment dated as of November 17, 2000 to the Amended and Restated Credit and Guarantee Agreement. (9)

10.1.7	Second Amendment dated as of December 28, 2000 to the Amended and Restated Credit and Guarantee Agreement. (9)

10.1.8	Third Amendment dated as of February 6, 2001 to the Amended and Restated Credit and Guarantee Agreement. (9)

10.1.9	Fourth Amendment and First Waiver dated as of February 11, 2002 to the Amended and Restated Credit and Guarantee Agreement. (12)

Exhibit #	Description
10.1.10	First Amendment dated as of February 11, 2002 to the Amended and Restated Guarantee and Collateral Agreement. (12)

10.1.11	Fifth Amendment and Second Waiver dated as of March 8, 2002 to the Amended and Restated Credit and Guarantee Agreement. (12)

10.1.12	Sixth Amendment and Third Waiver dated as of April 9, 2002 to the Amended and Restated Credit and Guarantee Agreement. (13)

10.1.13	Seventh Amendment and Fourth Waiver dated as of April 30, 2002 to the Amended and Restated Credit and Guarantee Agreement. (14)

10.1.14	Eighth Amendment and Fifth Waiver dated as of December 31, 2002 to the Amended and Restated Credit and Guarantee Agreement. (15)

10.1.15	Consent and Release dated as of August 22, 2003 to the Amended and Restated Credit and Guarantee Agreement. (19)

10.1.16	Seventh Waiver and Consent dated as of October 29, 2003 to the Amended and Restated Credit and Guarantee Agreement. (19)

10.1.17	Ninth Amendment and Eighth Waiver and Consent dated as of November 17, 2003 to the Amended and Restated Credit and Guarantee Agreement. (19)

10.1.18	Ninth Waiver and Consent dated as of February 23, 2004 to the Amended and Restated Credit and Guarantee Agreement. (19)

10.1.19	Tenth Amendment and Tenth Waiver dated as of March 30, 2004 to the Amended and Restated Credit and Guarantee Agreement. (20)

10.1.20	Eleventh Amendment and Eleventh Waiver and Consent dated as of April 5, 2004 to the Amended and Restated Credit and Guarantee Agreement. (20)

10.1.21	Second Amended and Restated Credit Agreement dated as of June 1, 2004 by and among HTM Holdings, Inc., Lehman Brothers Inc., The Bank Of Nova Scotia, General Electric Capital Corporation, Lehman Commercial Paper Inc. and certain lenders party thereto. (21)

10.1.22	First Amendment dated as of March 10, 2005 to the Second Amended and Restated Credit and Guarantee Agreement by and among SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, the lenders from time to time party thereto, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent, Lehman Commercial Paper Inc., as general administrative agent and collateral monitoring agent, and General Electric Capital Corporation, as documentation agent. (26)

10.1.23	First Waiver and Consent dated April 12, 2005 to the Second Amended and Restated Credit and Guarantee Agreement by and among SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, the lenders from time to time party thereto, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent, Lehman Commercial Paper Inc., as general administrative agent and collateral monitoring agent, and General Electric Capital Corporation, as documentation agent. (28)

10.1.24	Second Amendment and Agency Assignment Agreement dated May 26, 2005 by and among SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, the lenders from time to time party thereto, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent, Lehman Commercial Paper Inc., individually and as general administrative agent and collateral monitoring agent, and General Electric Capital Corporation, as documentation agent. (30)

10.2.1	Amended and Restated Guarantee and Collateral Agreement dated as of July 27, 2000. (7)

10.2.2	Second Amended and Restated Guarantee and Collateral Agreement dated as of June 1, 2004 made by SMTC Corporation, HTM Holdings, Inc. and certain of their subsidiaries in favor of Lehman Commercial Paper Inc. as General Administrative Agent. (21)

10.2.3	First Amendment to Second Amended and Restated Guarantee and Collateral Agreement dated as of May 26, 2004 made by SMTC Corporation, HTM Holdings, Inc. and certain of their subsidiaries in favor of General Electric Capital Corporation as General Administrative Agent. (30)

Exhibit #	Description
10.3.1	Canadian Loan Agreement dated as of June 1, 2004 by and between Congress Financial Corporation (Canada) and SMTC Manufacturing Corporation of Canada. (21)

10.3.2	First Amending Agreement dated as of March 10, 2005 by and between Congress Financial Corporation (Canada) and SMTC Manufacturing Corporation of Canada. (superseded in its entirety by Exhibit 10.3.3) (26)

10.3.3	First Amending Agreement dated as of March 31, 2005 by and between Congress Financial Corporation (Canada) and SMTC Manufacturing Corporation of Canada. (27)

10.4.1	US Loan Agreement dated as of June 1, 2004 by and among Congress Financial Corporation (Central), SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Wisconsin, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. (21)

10.4.2	First Amending Agreement dated as of March 10, 2005 by and among Congress Financial Corporation (Central), SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Wisconsin, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. (superseded in its entirety by Exhibit 10.4.3) (26)

10.4.3	First Amending Agreement dated as of March 31, 2005 by and among Congress Financial Corporation (Central), SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Wisconsin, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. (27)

10.5.1	Intercreditor and Subordination Agreement dated as of June 1, 2004 by and among Congress Financial Corporation (Canada), Congress Financial Corporation (Central), The Bank of Nova Scotia, General Electric Capital Corporation, Lehman Commercial Paper Inc., certain subordinated lenders party thereto, and SMTC Corporation, HTM Holdings, Inc., and certain of their subsidiaries. (22)

10.5.2	Amendment to Inter-Creditor Agreement dated as of May 26, 2005 by and among Congress Financial Corporation (Canada), Congress Financial Corporation (Central), The Bank of Nova Scotia, General Electric Capital Corporation, Lehman Commercial Paper Inc., certain subordinated lenders party thereto, and SMTC Corporation, HTM Holdings, Inc., and certain of their subsidiaries. (30)

10.6	Underwriting Agreement dated as of March 3, 2004 by and among Orion Securities Inc., CIBC World Market Inc., GMP Securities Limited, RBC Dominion Securities Inc., SMTC Corporation and SMTC Manufacturing Corporation of Canada. (19)

10.7	Form of Subscription Agreement for Special Warrants (Non-U.S. Purchaser). (19)

10.8	Form of Subscription Agreement for Special Warrants (U.S. Purchaser). (19)

10.9	Special Warrant Indenture and Escrow Agreement dated as of March 3, 2004 between SMTC Manufacturing Corporation of Canada and CIBC Mellon Trust Company. (19)

10.10	Share Purchase Warrant Indenture dated as of March 3, 2004 between SMTC Manufacturing Corporation of Canada and CIBC Mellon Trust Company. (19)

10.11	Form of Real Property Lease dated December 22, 1998 between Third Franklin Trust and W.F. Wood, Inc. (4)

10.12	Real Property Lease dated May 9, 1995 between Logitech Ireland Limited and Ogden Atlantic Design (Europe) Limited. (5)

10.13	Lease Agreement dated as of January 1, 2003 between the Estate of Edwin A. Helwig, Barbara G. Helwig and SMTC Corporation. (16)

10.14	Real Property Lease dated as of September 15, 1998 between Warden-McPherson Developments Ltd. And The Surface Mount Technology Centre Inc. (5)

10.15	Real Property Lease dated September 3, 1999 between Airedale Realty Trust and W.F. Wood, Inc. (5)

10.16.1	Real Property Revised Lease Agreement dated January 14, 1994 between HTM Building Investors LLC and Hi-Tech Manufacturing, Inc. (2)

10.16.2	First Amendment to Lease. (2)

Exhibit #	Description
10.16.3	Second Amendment to Lease. (2)

10.17.1	Derek D’Andrade Employment Agreement dated July 30, 1999. (1)*

10.17.2	Amendment to Employment Agreement dated as of January 29, 2004 by and between Derek D’Andrade and SMTC Manufacturing Corporation of Canada. (19)*

10.18	Gary Walker Employment Agreement dated July 30, 1999. (1)*

10.19	Paul Walker Employment Agreement dated July 30, 1999. (1)*

10.20.1	Philip Woodard Employment Agreement dated July 30, 1999. (1)*

10.20.2	Amendment to Employment Agreement dated as of January 30, 2004 by and between Philip Woodard and SMTC Manufacturing Corporation of Canada. (19)*

10.21	Stanley Plzak Employment Agreement dated as of July 27, 2000. (9)*

10.22	Separation Agreement dated as of June 26, 2003 by and between SMTC Corporation and Stanley Plzak. (17)

10.23.1	Lease Agreement dated as of August 11, 2000 between SMTC Manufacturing Corporation of Massachusetts and Lincoln-Franklin LLC. (7)

10.23.2	First Amendment to Lease and Extension Agreement effective as of October 1, 2004 between Teachers Insurance and Annuity Association of America and SMTC Manufacturing Corporation of Massachusetts. (29)

10.24	Class N Common Stock Redemption Agreement dated July 26, 2000. (9)

10.25	Employment Agreement dated as of February 7, 2005 between John Caldwell and SMTC Manufacturing Corporation of Canada. (25)*

10.26	Share Purchase Agreement dated July 26, 2000 for the purchase of Gary Walker’s Class Y shares. (9)

10.27	Funding Agreement dated July 26, 2000. (9)

10.28	Promissory Note dated July 26, 2000. (9)

10.29	Pledge Agreement dated July 26, 2000 with respect to shares of common stock of SMTC owned by Gary Walker. (9)

10.30	Class N Common Stock Redemption Agreement dated July 26, 2000. (9)

10.31	Real Property Lease dated as of November 24, 2000 between Udaras Na Gaeltachta and Qualtron Teoranta. (10)

10.32	Employment offer letter from SMTC to Frank Burke dated July 26, 2001. (11)*

10.33	Pledge Agreement dated April 16, 2001 between the Company and Stanley Plzak. (12)

10.34	Secured Promissory Note dated April 16, 2001 from Stanley Plzak to the Company. (12)

10.35	Pledge Agreement dated April 16, 2001 between the Company and Richard V. Baxter, Jr. (12)

10.36	Secured Promissory Note dated April 16, 2001 from Richard V. Baxter, Jr. to the Company. (12)

10.37	Pledge Agreement dated April 16, 2001 between the Company and William M. Moeller. (12)

10.38	Secured Promissory Note dated April 16, 2001 from William M. Moeller to the Company. (12)

10.39	Pledge Agreement dated April 16, 2001 between the Company and Bruce D. Backer. (12)

10.40	Secured Promissory Note dated April 16, 2001 from Bruce D. Backer to the Company. (12)

10.41	Pledge Agreement dated April 16, 2001 between the Company and David E. Steel. (12)

10.42	Secured Promissory Note dated April 16, 2001 from David E. Steel to the Company. (12)

10.43	Debt and Warrant Exchange Agreement dated as of June 1, 2004 among HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, SMTC Corporation and certain debt holders. (21)

10.44	Warrant Agreement dated as of June 1, 2004 between the Company and Mellon Investor Services LLC. (21)

10.45	Separation Agreement dated as of July 23, 2003 by and between SMTC Corporation and Frank Burke. (18)*

Exhibit #	Description
10.46	Amended and Restated SMTC (HTM) 1998 Equity Incentive Plan. (1)

10.47	Amended SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan. (21)

10.48	Guarantee by SMTC Manufacturing Corporation of California dated June 1, 2004. (21)

10.49	Guarantee by SMTC Manufacturing Corporation of Massachusetts dated June 1, 2004. (21)

10.50	Guarantee by SMTC Mex Holdings, Inc. dated June 1, 2004. (21)

10.51	Guarantee by SMTC Manufacturing Corporation of Wisconsin dated June 1, 2004. (21)

10.52	Guarantee by SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Texas and SMTC Manufacturing Corporation of North Carolina dated June 1, 2004. (21)

10.53	Guarantee by SMTC Corporation, SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Massachusetts, HTM Holdings, Inc., SMTC Manufacturing Corporation of Texas, SMTC Manufacturing Corporation of North Carolina, SMTC Manufacturing Corporation of Wisconsin, SMTC Mex Holdings, Inc., SMTC de Chihuahua, S.A. de C.V. and Radio Componentes de Mexico, S.A. de C.V. dated June 1, 2004. (21)

10.54	General Security Agreement by SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Massachusetts, SMTC Manufacturing Corporation of Wisconsin and SMTC Mex Holdings, Inc. dated June 1, 2004. (21)

10.55	General Security Agreement by SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Texas and SMTC Manufacturing Corporation of North Carolina dated June 1, 2004. (21)

10.56	General Security Agreement by SMTC Manufacturing Corporation of Canada dated June 1, 2004. (21)

10.57	Guarantee by 940862 Ontario Inc. and SMTC Nova Scotia Company dated June 1, 2004. (21)

10.58	General Security Agreement by 940862 Ontario Inc. and SMTC Nova Scotia Company dated June 1, 2004. (21)

10.59	Employment Letter dated as of June 24, 2004 between Jane Todd and SMTC Corporation. (22)*

10.60	Exchange Agent Agreement dated as of October 1, 2004 by and between SMTC Corporation and Mellon Investor Services LLC. (23)

10.61	Letter of Understanding dated as of November 16, 2004 by and between Congress Financial Corporation (Canada) and SMTC Corporation. (23)

10.62	Waiver and Consent dated December 13, 2004 by and among Congress Financial Corporation (Canada), Congress Financial Corporation (Central), SMTC Corporation, SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Canada, SMTC Manufacturing Corporation of Massachusetts, SMTC Manufacturing Corporation of Wisconsin and SMTC Mex Holdings. (24)

10.63	Deferred Share Units Agreement dated as of February 7, 2005 between John Caldwell and SMTC Manufacturing Corporation of Canada. (25)*

10.64	Bonus Plan dated as of February 7, 2005 provided by SMTC Manufacturing Corporation of Canada to John Caldwell. (25)*

10.65	Summary of Board Compensation. (28)

10.66	Option Grant Certificate issued by SMTC Corporation to John Caldwell, dated October 6, 2004. (28)*

10.67	Employment Summary Sheet dated as of April 12, 2005 for Patrick Dunne. (28)*

10.68	Employment Summary Sheet dated as of April 12, 2005 for Steven G. Hoffrogge. (28)*

21.1	Subsidiaries of the registrant. (19)

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Ropes & Gray LLP – included in the opinion filed as Exhibit 5.1

(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 filed on March 24, 2000 (File No. 333-33208) and incorporated by reference herein.

(2)	Filed as an Exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on May 24, 2000 (File No. 333-33208) and incorporated by reference herein.
(3)	Filed as an Exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on June 19, 2000 (File No. 333-33208) and incorporated by reference herein.
(4)	Filed as an Exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on July 10, 2000 (File No. 333-33208) and incorporated by reference herein.
(5)	Filed as an Exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on July 18, 2000 (File No. 333-33208) and incorporated by reference herein.
(6)	Filed as an Exhibit to the Company’s Registration Statement on Form S-8 filed on August 22, 2000 (File No. 333-44250) and incorporated by reference herein.
(7)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2000 filed on November 15, 2000 (File No. 0-31051) and incorporated by reference herein.
(8)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on December 7, 2000 (File No. 0-31051) and incorporated by reference herein.
(9)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001 (File No. 0-31051) and incorporated by reference herein.
(10)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2001 filed on August 15, 2001 (File No. 0-31051) and incorporated by reference herein.
(11)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed on November 19, 2001 (File No. 0-31051) and incorporated by reference herein.
(12)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 29, 2002 (File No. 0-31051) and incorporated by reference herein.
(13)	Filed as an Exhibit to Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-1 on Form S-3 filed on April 23, 2002 (File No. 333-33208) and incorporated by reference herein.
(14)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed on August 14, 2002 (File No. 0-31051) and incorporated by reference herein.
(15)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 27, 2003 (File No. 0-31051) and incorporated by reference herein.
(16)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2003 filed on May 14, 2003 (File No. 0-31051) and incorporated by reference herein.
(17)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2003 filed on August 13, 2003 (File No. 0-31051) and incorporated by reference herein.
(18)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003 filed on November 17, 2003 (File No. 0-31051) and incorporated by reference herein.
(19)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004 (File No. 0-31051) and incorporated by reference herein.
(20)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 filed on May 12, 2004 (File No. 333-115400) and incorporated by reference herein.
(21)	Filed as an Exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on June 25, 2004 (File No. 333-115400) and incorporated by reference herein.
(22)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 2004 filed on August 18, 2004 (File No. 0-31051) and incorporated by reference herein.
(23)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2004 filed on November 17, 2004 (File No. 0-31051) and incorporated by reference herein.
(24)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on December 16, 2004 (File No. 0-31051) and incorporated by reference herein.
(25)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on February 11, 2005 (File No. 0-31051) and incorporated by reference herein.
(26)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on March 16, 2005 (File No. 0-31051) and incorporated by reference herein.
(27)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on April 6, 2005 (File No. 0-31051) and incorporated by reference herein.
(28)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on April 15, 2005 (File No. 0-31051) and incorporated by reference herein.
(29)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005 filed on May 18, 2005 (File No. 0-31051) and incorporated by reference herein.
(30)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on June 6, 2005 (File No. 0-31051) and incorporated by reference herein.
*	Management contract or compensatory plan

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5) the undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information; and

(6) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Markham, The Province of Ontario, on this 22nd day of June, 2005.

SMTC CORPORATION

By:	/s/ John E. Caldwell
Name:	John E. Caldwell
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints each of John E. Caldwell and Jane Todd, each with full power of substitution, his or her true and lawful attorney-in-fact and agent with full power to him or her to sign for him or her and in his or her name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he or she hereby ratifies and confirms his signature as it may be signed by said attorney to any and all such amendments.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ John E. Caldwell John E. Caldwell	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2005

/s/ Jane Todd Jane Todd	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2005

/s/ Stephen Adamson	Director	June 22, 2005
Stephen Adamson

/s/ Blair Hendrix	Director	June 22, 2005
Blair Hendrix

/s/ Thomas Cowan	Director	June 22, 2005
Thomas Cowan

/s/ Wayne McLeod	Director	June 22, 2005
Wayne McLeod

/s/ William Brock	Director	June 22, 2005
William Brock

EXHIBIT INDEX

Exhibit #	Description
2.1.1	Reorganization and Merger Agreement dated as of July 26, 1999. (4)

2.1.2	Amendment to Reorganization and Merger Agreement, dated as of July 27, 2000. (9)

2.2	Stock Purchase Agreement dated as of May 23, 2000 (Pensar Corporation). (3)

2.3	Stock Purchase Agreement dated as of November 22, 2000 (Qualtron Teoranta and Qualtron, Inc.) (8)

3.1.1	Amended and Restated Certificate of Incorporation (as amended by Certificate of Amendment on May 21, 2004 and Certificate of Correction on June 18, 2004). (21)

3.1.2	Amendment to Amended and Restated Certificate of Incorporation dated September 30, 2004. (28)

3.2	Amended and Restated By-Laws. (7)

3.3	Certificate of Designation. (7)

4.1.1	Stockholders Agreement dated as of July 27, 2000. (6)

4.1.2	Amended and Restated Stockholders Agreement dated as of November 22, 2000. (9)

4.2	Form of certificate representing shares of common stock. (3)

4.3	Exchangeable Share Provisions attaching to the exchangeable shares of SMTC Manufacturing Corporation of Canada. (7)

4.4	Exchangeable Share Support Agreement dated as of July 27, 2000 among SMTC, SMTC Manufacturing Corporation of Canada and SMTC Nova Scotia Company. (7)

4.5	Voting & Exchange Trust Agreement dated as of July 27, 2000 among SMTC, SMTC Manufacturing Corporation of Canada, CIBC Mellon Trust Company and SMTC Nova Scotia Company. (7)

5.1	Opinion of Ropes & Gray LLP

10.1.1	Credit and Guarantee Agreement dated as of July 28, 1999. (4)

10.1.2	First Amendment to Credit and Guarantee Agreement, dated as of November 4, 1999. (5)

10.1.3	Second Amendment to Credit and Guarantee Agreement, dated as of December 14, 1999. (5)

10.1.4	Third Amendment to Credit and Guarantee Agreement, dated as of May 15, 2000. (4)

10.1.5	Amended and Restated Credit and Guarantee Agreement, dated as of July 27, 2000. (7)

10.1.6	First Amendment dated as of November 17, 2000 to the Amended and Restated Credit and Guarantee Agreement. (9)

10.1.7	Second Amendment dated as of December 28, 2000 to the Amended and Restated Credit and Guarantee Agreement. (9)

10.1.8	Third Amendment dated as of February 6, 2001 to the Amended and Restated Credit and Guarantee Agreement. (9)

10.1.9	Fourth Amendment and First Waiver dated as of February 11, 2002 to the Amended and Restated Credit and Guarantee Agreement. (12)

10.1.10	First Amendment dated as of February 11, 2002 to the Amended and Restated Guarantee and Collateral Agreement. (12)

10.1.11	Fifth Amendment and Second Waiver dated as of March 8, 2002 to the Amended and Restated Credit and Guarantee Agreement. (12)

10.1.12	Sixth Amendment and Third Waiver dated as of April 9, 2002 to the Amended and Restated Credit and Guarantee Agreement. (13)

10.1.13	Seventh Amendment and Fourth Waiver dated as of April 30, 2002 to the Amended and Restated Credit and Guarantee Agreement. (14)

Exhibit #	Description
10.1.14	Eighth Amendment and Fifth Waiver dated as of December 31, 2002 to the Amended and Restated Credit and Guarantee Agreement. (15)

10.1.15	Consent and Release dated as of August 22, 2003 to the Amended and Restated Credit and Guarantee Agreement. (19)

10.1.16	Seventh Waiver and Consent dated as of October 29, 2003 to the Amended and Restated Credit and Guarantee Agreement. (19)

10.1.17	Ninth Amendment and Eighth Waiver and Consent dated as of November 17, 2003 to the Amended and Restated Credit and Guarantee Agreement. (19)

10.1.18	Ninth Waiver and Consent dated as of February 23, 2004 to the Amended and Restated Credit and Guarantee Agreement. (19)

10.1.19	Tenth Amendment and Tenth Waiver dated as of March 30, 2004 to the Amended and Restated Credit and Guarantee Agreement. (20)

10.1.20	Eleventh Amendment and Eleventh Waiver and Consent dated as of April 5, 2004 to the Amended and Restated Credit and Guarantee Agreement. (20)

10.1.21	Second Amended and Restated Credit Agreement dated as of June 1, 2004 by and among HTM Holdings, Inc., Lehman Brothers Inc., The Bank Of Nova Scotia, General Electric Capital Corporation, Lehman Commercial Paper Inc. and certain lenders party thereto. (21)

10.1.22	First Amendment dated as of March 10, 2005 to the Second Amended and Restated Credit and Guarantee Agreement by and among SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, the lenders from time to time party thereto, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent, Lehman Commercial Paper Inc., as general administrative agent and collateral monitoring agent, and General Electric Capital Corporation, as documentation agent. (26)

10.1.23	First Waiver and Consent dated April 12, 2005 to the Second Amended and Restated Credit and Guarantee Agreement by and among SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, the lenders from time to time party thereto, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent, Lehman Commercial Paper Inc., as general administrative agent and collateral monitoring agent, and General Electric Capital Corporation, as documentation agent. (28)

10.1.24	Second Amendment and Agency Assignment Agreement dated May 26, 2005 by and among SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, the lenders from time to time party thereto, Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent, Lehman Commercial Paper Inc., individually and as general administrative agent and collateral monitoring agent, and General Electric Capital Corporation, as documentation agent. (30)

10.2.1	Amended and Restated Guarantee and Collateral Agreement dated as of July 27, 2000. (7)

10.2.2	Second Amended and Restated Guarantee and Collateral Agreement dated as of June 1, 2004 made by SMTC Corporation, HTM Holdings, Inc. and certain of their subsidiaries in favor of Lehman Commercial Paper Inc. as General Administrative Agent. (21)

10.2.3	First Amendment to Second Amended and Restated Guarantee and Collateral Agreement dated as of May 26, 2004 made by SMTC Corporation, HTM Holdings, Inc. and certain of their subsidiaries in favor of General Electric Capital Corporation as General Administrative Agent. (30)

10.3.1	Canadian Loan Agreement dated as of June 1, 2004 by and between Congress Financial Corporation (Canada) and SMTC Manufacturing Corporation of Canada. (21)

10.3.2	First Amending Agreement dated as of March 10, 2005 by and between Congress Financial Corporation (Canada) and SMTC Manufacturing Corporation of Canada. (superseded in its entirety by Exhibit 10.3.3) (26)

10.3.3	First Amending Agreement dated as of March 31, 2005 by and between Congress Financial Corporation (Canada) and SMTC Manufacturing Corporation of Canada. (27)

10.4.1	US Loan Agreement dated as of June 1, 2004 by and among Congress Financial Corporation (Central), SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Wisconsin, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. (21)

Exhibit #	Description
10.4.2	First Amending Agreement dated as of March 10, 2005 by and among Congress Financial Corporation (Central), SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Wisconsin, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. (superseded in its entirety by Exhibit 10.4.3) (26)

10.4.3	First Amending Agreement dated as of March 31, 2005 by and among Congress Financial Corporation (Central), SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Wisconsin, SMTC Manufacturing Corporation of Massachusetts and SMTC Mex Holdings, Inc. (27)

10.5.1	Intercreditor and Subordination Agreement dated as of June 1, 2004 by and among Congress Financial Corporation (Canada), Congress Financial Corporation (Central), The Bank of Nova Scotia, General Electric Capital Corporation, Lehman Commercial Paper Inc., certain subordinated lenders party thereto, and SMTC Corporation, HTM Holdings, Inc., and certain of their subsidiaries. (22)

10.5.2	Amendment to Inter-Creditor Agreement dated as of May 26, 2005 by and among Congress Financial Corporation (Canada), Congress Financial Corporation (Central), The Bank of Nova Scotia, General Electric Capital Corporation, Lehman Commercial Paper Inc., certain subordinated lenders party thereto, and SMTC Corporation, HTM Holdings, Inc., and certain of their subsidiaries. (30)

10.6	Underwriting Agreement dated as of March 3, 2004 by and among Orion Securities Inc., CIBC World Market Inc., GMP Securities Limited, RBC Dominion Securities Inc., SMTC Corporation and SMTC Manufacturing Corporation of Canada. (19)

10.7	Form of Subscription Agreement for Special Warrants (Non-U.S. Purchaser). (19)

10.8	Form of Subscription Agreement for Special Warrants (U.S. Purchaser). (19)

10.9	Special Warrant Indenture and Escrow Agreement dated as of March 3, 2004 between SMTC Manufacturing Corporation of Canada and CIBC Mellon Trust Company. (19)

10.10	Share Purchase Warrant Indenture dated as of March 3, 2004 between SMTC Manufacturing Corporation of Canada and CIBC Mellon Trust Company. (19)

10.11	Form of Real Property Lease dated December 22, 1998 between Third Franklin Trust and W.F. Wood, Inc. (4)

10.12	Real Property Lease dated May 9, 1995 between Logitech Ireland Limited and Ogden Atlantic Design (Europe) Limited. (5)

10.13	Lease Agreement dated as of January 1, 2003 between the Estate of Edwin A. Helwig, Barbara G. Helwig and SMTC Corporation. (16)

10.14	Real Property Lease dated as of September 15, 1998 between Warden-McPherson Developments Ltd. And The Surface Mount Technology Centre Inc. (5)

10.15	Real Property Lease dated September 3, 1999 between Airedale Realty Trust and W.F. Wood, Inc. (5)

10.16.1	Real Property Revised Lease Agreement dated January 14, 1994 between HTM Building Investors LLC and Hi-Tech Manufacturing, Inc. (2)

10.16.2	First Amendment to Lease. (2)

10.16.3	Second Amendment to Lease. (2)

10.17.1	Derek D’Andrade Employment Agreement dated July 30, 1999. (1)*

10.17.2	Amendment to Employment Agreement dated as of January 29, 2004 by and between Derek D’Andrade and SMTC Manufacturing Corporation of Canada. (19)*

10.18	Gary Walker Employment Agreement dated July 30, 1999. (1)*

10.19	Paul Walker Employment Agreement dated July 30, 1999. (1)*

10.20.1	Philip Woodard Employment Agreement dated July 30, 1999. (1)*

10.20.2	Amendment to Employment Agreement dated as of January 30, 2004 by and between Philip Woodard and SMTC Manufacturing Corporation of Canada. (19)*

Exhibit #	Description

10.21	Stanley Plzak Employment Agreement dated as of July 27, 2000. (9)*

10.22	Separation Agreement dated as of June 26, 2003 by and between SMTC Corporation and Stanley Plzak. (17)

10.23.1	Lease Agreement dated as of August 11, 2000 between SMTC Manufacturing Corporation of Massachusetts and Lincoln-Franklin LLC. (7)

10.23.2	First Amendment to Lease and Extension Agreement effective as of October 1, 2004 between Teachers Insurance and Annuity Association of America and SMTC Manufacturing Corporation of Massachusetts. (29)

10.24	Class N Common Stock Redemption Agreement dated July 26, 2000. (9)

10.25	Employment Agreement dated as of February 7, 2005 between John Caldwell and SMTC Manufacturing Corporation of Canada. (25)*

10.26	Share Purchase Agreement dated July 26, 2000 for the purchase of Gary Walker’s Class Y shares. (9)

10.27	Funding Agreement dated July 26, 2000. (9)

10.28	Promissory Note dated July 26, 2000. (9)

10.29	Pledge Agreement dated July 26, 2000 with respect to shares of common stock of SMTC owned by Gary Walker. (9)

10.30	Class N Common Stock Redemption Agreement dated July 26, 2000. (9)

10.31	Real Property Lease dated as of November 24, 2000 between Udaras Na Gaeltachta and Qualtron Teoranta. (10)

10.32	Employment offer letter from SMTC to Frank Burke dated July 26, 2001. (11)*

10.33	Pledge Agreement dated April 16, 2001 between the Company and Stanley Plzak. (12)

10.34	Secured Promissory Note dated April 16, 2001 from Stanley Plzak to the Company. (12)

10.35	Pledge Agreement dated April 16, 2001 between the Company and Richard V. Baxter, Jr. (12)

10.36	Secured Promissory Note dated April 16, 2001 from Richard V. Baxter, Jr. to the Company. (12)

10.37	Pledge Agreement dated April 16, 2001 between the Company and William M. Moeller. (12)

10.38	Secured Promissory Note dated April 16, 2001 from William M. Moeller to the Company. (12)

10.39	Pledge Agreement dated April 16, 2001 between the Company and Bruce D. Backer. (12)

10.40	Secured Promissory Note dated April 16, 2001 from Bruce D. Backer to the Company. (12)

10.41	Pledge Agreement dated April 16, 2001 between the Company and David E. Steel. (12)

10.42	Secured Promissory Note dated April 16, 2001 from David E. Steel to the Company. (12)

10.43	Debt and Warrant Exchange Agreement dated as of June 1, 2004 among HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, SMTC Corporation and certain debt holders. (21)

10.44	Warrant Agreement dated as of June 1, 2004 between the Company and Mellon Investor Services LLC. (21)

10.45	Separation Agreement dated as of July 23, 2003 by and between SMTC Corporation and Frank Burke. (18)*

10.46	Amended and Restated SMTC (HTM) 1998 Equity Incentive Plan. (1)

10.47	Amended SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan. (21)

10.48	Guarantee by SMTC Manufacturing Corporation of California dated June 1, 2004. (21)

10.49	Guarantee by SMTC Manufacturing Corporation of Massachusetts dated June 1, 2004. (21)

10.50	Guarantee by SMTC Mex Holdings, Inc. dated June 1, 2004. (21)

10.51	Guarantee by SMTC Manufacturing Corporation of Wisconsin dated June 1, 2004. (21)

10.52	Guarantee by SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Texas and SMTC Manufacturing Corporation of North Carolina dated June 1, 2004. (21)

Exhibit #	Description
10.53	Guarantee by SMTC Corporation, SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Massachusetts, HTM Holdings, Inc., SMTC Manufacturing Corporation of Texas, SMTC Manufacturing Corporation of North Carolina, SMTC Manufacturing Corporation of Wisconsin, SMTC Mex Holdings, Inc., SMTC de Chihuahua, S.A. de C.V. and Radio Componentes de Mexico, S.A. de C.V. dated June 1, 2004. (21)

10.54	General Security Agreement by SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Massachusetts, SMTC Manufacturing Corporation of Wisconsin and SMTC Mex Holdings, Inc. dated June 1, 2004. (21)

10.55	General Security Agreement by SMTC Corporation, HTM Holdings, Inc., SMTC Manufacturing Corporation of Texas and SMTC Manufacturing Corporation of North Carolina dated June 1, 2004. (21)

10.56	General Security Agreement by SMTC Manufacturing Corporation of Canada dated June 1, 2004. (21)

10.57	Guarantee by 940862 Ontario Inc. and SMTC Nova Scotia Company dated June 1, 2004. (21)

10.58	General Security Agreement by 940862 Ontario Inc. and SMTC Nova Scotia Company dated June 1, 2004. (21)

10.59	Employment Letter dated as of June 24, 2004 between Jane Todd and SMTC Corporation. (22)*

10.60	Exchange Agent Agreement dated as of October 1, 2004 by and between SMTC Corporation and Mellon Investor Services LLC. (23)

10.61	Letter of Understanding dated as of November 16, 2004 by and between Congress Financial Corporation (Canada) and SMTC Corporation. (23)

10.62	Waiver and Consent dated December 13, 2004 by and among Congress Financial Corporation (Canada), Congress Financial Corporation (Central), SMTC Corporation, SMTC Manufacturing Corporation of California, SMTC Manufacturing Corporation of Canada, SMTC Manufacturing Corporation of Massachusetts, SMTC Manufacturing Corporation of Wisconsin and SMTC Mex Holdings. (24)

10.63	Deferred Share Units Agreement dated as of February 7, 2005 between John Caldwell and SMTC Manufacturing Corporation of Canada. (25)*

10.64	Bonus Plan dated as of February 7, 2005 provided by SMTC Manufacturing Corporation of Canada to John Caldwell. (25)*

10.65	Summary of Board Compensation. (28)

10.66	Option Grant Certificate issued by SMTC Corporation to John Caldwell, dated October 6, 2004. (28)*

10.67	Employment Summary Sheet dated as of April 12, 2005 for Patrick Dunne. (28)*

10.68	Employment Summary Sheet dated as of April 12, 2005 for Steven G. Hoffrogge. (28)*

21.1	Subsidiaries of the registrant. (19)

23.1	Consent of KPMG LLP, Independent Auditors.

23.2	Consent of Ropes & Gray LLP – included in the opinion filed as Exhibit 5.1

(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 filed on March 24, 2000 (File No. 333-33208) and incorporated by reference herein.
(2)	Filed as an Exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on May 24, 2000 (File No. 333-33208) and incorporated by reference herein.
(3)	Filed as an Exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed on June 19, 2000 (File No. 333-33208) and incorporated by reference herein.
(4)	Filed as an Exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed on July 10, 2000 (File No. 333-33208) and incorporated by reference herein.
(5)	Filed as an Exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed on July 18, 2000 (File No. 333-33208) and incorporated by reference herein.
(6)	Filed as an Exhibit to the Company’s Registration Statement on Form S-8 filed on August 22, 2000 (File No. 333-44250) and incorporated by reference herein.

(7)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2000 filed on November 15, 2000 (File No. 0-31051) and incorporated by reference herein.
(8)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on December 7, 2000 (File No. 0-31051) and incorporated by reference herein.
(9)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001 (File No. 0-31051) and incorporated by reference herein.
(10)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2001 filed on August 15, 2001 (File No. 0-31051) and incorporated by reference herein.
(11)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed on November 19, 2001 (File No. 0-31051) and incorporated by reference herein.
(12)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 29, 2002 (File No. 0-31051) and incorporated by reference herein.
(13)	Filed as an Exhibit to Post-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-1 on Form S-3 filed on April 23, 2002 (File No. 333-33208) and incorporated by reference herein.
(14)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed on August 14, 2002 (File No. 0-31051) and incorporated by reference herein.
(15)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 27, 2003 (File No. 0-31051) and incorporated by reference herein.
(16)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2003 filed on May 14, 2003 (File No. 0-31051) and incorporated by reference herein.
(17)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2003 filed on August 13, 2003 (File No. 0-31051) and incorporated by reference herein.
(18)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2003 filed on November 17, 2003 (File No. 0-31051) and incorporated by reference herein.
(19)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 30, 2004 (File No. 0-31051) and incorporated by reference herein.
(20)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 filed on May 12, 2004 (File No. 333-115400) and incorporated by reference herein.
(21)	Filed as an Exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on June 25, 2004 (File No. 333-115400) and incorporated by reference herein.
(22)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 2004 filed on August 18, 2004 (File No. 0-31051) and incorporated by reference herein.
(23)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 3, 2004 filed on November 17, 2004 (File No. 0-31051) and incorporated by reference herein.
(24)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on December 16, 2004 (File No. 0-31051) and incorporated by reference herein.
(25)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on February 11, 2005 (File No. 0-31051) and incorporated by reference herein.
(26)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on March 16, 2005 (File No. 0-31051) and incorporated by reference herein.
(27)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on April 6, 2005 (File No. 0-31051) and incorporated by reference herein.
(28)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on April 15, 2005 (File No. 0-31051) and incorporated by reference herein.
(29)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005 filed on May 18, 2005 (File No. 0-31051) and incorporated by reference herein.
(30)	Filed as an Exhibit to the Company’s Current Report on Form 8-K filed on June 6, 2005 (File No. 0-31051) and incorporated by reference herein.
*	Management contract or compensatory plan